Exhibit 10.35

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WTH “**”.  AN UNREDACTED VERSION OF THIS DOCUMENT HAS ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED

MASTER OUTSOURCING AGREEMENT

by and between

First Colony Life Insurance Company

and

GE Capital International Services

[Date]

TABLE OF CONTENTS

1.0	Services.

	1.1	Structure of the Agreement.
	1.2	Business Continuity and Disaster Recovery Services
	1.3	PROVIDER Responsibilities
	1.4	Service Locations; Security
	1.5	Support of CUSTOMER Divestitures
	1.6	PROVIDER Divestitures
	1.7	New Services
	1.8	Services Not to be Withheld; PROVIDER Relief

2.0	Charges.

	2.1	Generally
	2.2	Discount Factor
	2.3	Adjustment of Charges
	2.4	Renewal Pricing
	2.5	Reduction in Work
	2.6	Currency
	2.7	Taxes
	2.8	Foreign Currency Hedging
	2.9	Continuous Improvement; Planning

3.0	Billing and Payment.

	3.1	Invoices
	3.2	Payments
	3.3	Reimbursements
	3.4	Method of Payment
	3.5	Notice of Default
	3.6	PROVIDER Termination for Non-Payment.
	3.7	Past Due Amounts

4.0	Performance Standards.

	4.1	Generally
	4.2	Measurement and Reporting
	4.3	Compliance
	4.4	Additional Remedies

5.0	Record Keeping and Audits.

	5.1	Generally

	5.2	Reports and Certifications

6.0	CUSTOMER Commitments.

	6.1	System Access
	6.2	Data Integrity
	6.3	Training

7.0	Term.

	7.1	Initial Term
	7.2	Limitation on Termination of MOAs; Renewal

8.0	Termination.

	8.1	Termination for Cause by CUSTOMER
	8.2	Termination by PROVIDER.
	8.3	Termination for Convenience.
	8.4	Termination Right Related to Damages Cap.
	8.5	Termination Right Relating to Change of Control of CUSTOMER
	8.6	Continued Performance

9.0	Obligations on Expiration and Termination.

	9.1	Services Transfer Assistance.
	9.2	Carve-Out Option

10.0	Assignment and Subcontracting.

	10.1	PROVIDER Assignment
	10.2	Subcontracting
	10.3	CUSTOMER Assignment

11.0	Confidentiality.

	11.1	Obligations of PROVIDER
	11.2	Obligations of CUSTOMER
	11.3	Required Disclosures
	11.4	HIPAA Addendum
	11.5	Data Ownership

12.0	Indemnities.

	12.1	Indemnity by PROVIDER
	12.2	Indemnity by CUSTOMER
	12.3	Indemnification Obligations Net of Insurance Proceeds and Other Amounts, On an After-Tax Basis.

	12.4	Procedures for Indemnification of Third Party Claims.
	12.5	Additional Matters.
	12.6	Remedies Cumulative; Limitations.

13.0	Limitation of Liability.

	13.1	No System Liability
	13.2	Liability for Simple Breach
	13.3	Liability for Excluded Matters
	13.4	No Liability for Acts in Accordance with Instructions

14.0	PROVIDER Employees.

	14.1	Responsibility for PROVIDER Employees

15.0	Representations, Warranties and Covenants.

	15.1	PROVIDER Representations
	15.2	CUSTOMER Representations
	15.3	Approvals and Consents
	15.4	Cooperation.

16.0	Notices.

17.0	Intellectual Property.

18.0	Non-Compete.

	18.1	Limitations on Provision of Services
	18.2	Volume Reduction Date
	18.3	Equitable Relief

19.0	Change Control Procedure.

20.0	Governance.

	20.1	PROVIDER Account Executive.
	20.2	CUSTOMER Account Executive.
	20.3	Key Employees of PROVIDER
	20.4	Meetings.
	20.5	Operational Dispute Resolution

21.0	Miscellaneous.

	21.1	Force Majeure
	21.2	Independent Contractors
	21.3	Failure to Object Not a Waiver

	21.4	Governing Law
	21.5	No Third-Party Beneficiaries
	21.6	Public Announcements
	21.7	Entire Agreement
	21.8	Amendment
	21.9	Rules of Construction
	21.10	Severability
	21.11	Remedies Not Exclusive
	21.12	Dispute Resolution
	21.13	Language
	21.14	Survival

22.0	Attachments.

AMENDED AND RESTATED
MASTER OUTSOURCING AGREEMENT

AMENDED AND RESTATED MASTER OUTSOURCING AGREEMENT (“Agreement”) entered into as of the Execution Date, by and between First Colony Life Insurance Company, a Virginia insurance company, with offices at 700 Main Street, Lynchburg, Virginia 24504 (“CUSTOMER”) and GE Capital International Services, a corporation duly formed and existing under the laws of India with a place of business at AIFGECIS Building, 1 Rafi Marg, Delhi-110001 and Corporate office at 90A Sector 18, Gurgaon, Haryana (“PROVIDER”).

RECITALS

WHEREAS, PROVIDER and CUSTOMER are parties to a Master Outsourcing Services Agreement and one or more related Project Specific Agreements which incorporate the terms of such Master Outsourcing Services Agreement, as well as certain other services agreements (“PSAs”);

WHEREAS, CUSTOMER is a Subsidiary of Genworth Financial, Inc., a Delaware corporation (“Genworth”);

WHEREAS, General Electric Company and General Electric Capital Corporation have determined to consolidate the Genworth business, including Genworth and certain of its Affiliates, into a separate corporate structure with Genworth acting as the parent entity for the Genworth business, and have further determined to divest a controlling interest in the stock of Genworth (the “Separation”) and, as part of such divestiture, to conduct an initial public offering of the common stock of Genworth (the “IPO”);

WHEREAS, in anticipation of the proposed Separation, PROVIDER and CUSTOMER have determined that it is appropriate to amend and restate such Master Outsourcing Services Agreement in the form of this Amended and Restated Master Outsourcing Services Agreement;

WHEREAS, PROVIDER supplies business and financial and related support services;

WHEREAS, CUSTOMER requires the performance of Services, as defined in the related PSA(s);

WHEREAS, the parties contemplate that PROVIDER will handle a variety of outsourcing projects and services for CUSTOMER and the parties seek to define the basic terms applicable to outsourcing projects between the parties; the parties intend to incorporate these provisions by reference into the outstanding PSAs and PSAs that they enter into for specific outsourcing projects hereafter;

WHEREAS, this Agreement is being executed on, and shall take effect as of, the closing date of the IPO or, if regulatory approval occurs on a later date, on and as of such later date (the “Execution Date”); and

WHEREAS, capitalized terms used herein shall have the meanings given such terms in Exhibit A hereto.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

W I T N E S S E T H

1.0                                 Services.

1.1                                 Structure of the Agreement.

(a)                                  The Services are governed by the terms of this Agreement as amended and/or supplemented as set forth in Exhibit B, and the PSAs.  Each PSA executed after the Execution Date shall be in the form attached as Exhibit C, unless otherwise agreed to by the parties.

(b)                                 PROVIDER agrees to provide the Services under the terms and conditions of this Agreement and as more specifically described in the PSAs.

1.2                                 Business Continuity and Disaster Recovery Services.  PROVIDER shall provide the services set forth in the business continuity and disaster recovery plans referred to in Exhibit D (collectively, the “BCP/DRP Plans”).  The BCP/DRP Plans shall address all operations identified by CUSTOMER as “Mission Critical;” shall meet the substantive requirements specified by CUSTOMER and shall be agreed upon by CUSTOMER and PROVIDER.  Further, at no additional charge to CUSTOMER other than as provided in Section 2 and the Pricing Template set forth in Exhibit F, PROVIDER will (a) actively review and update the BCP/DRP Plans, (b) test the BCP/DRP Plans at least annually, (c) permit CUSTOMER the opportunity to participate in such testing, (d) give CUSTOMER access to the results and analysis of such testing, and (e) correct deficiencies in the BCP/DRP Plans revealed by such testing.  Failure to provide the services described in such BCP/DRP Plans will constitute a material breach of this Agreement, subject to cure as set forth in Section 8.1(f).

1.3                                 PROVIDER Responsibilities.  Except as otherwise noted in this Agreement, PROVIDER shall provide, at its expense, all materials, labor, equipment, facilities and other items necessary to deliver the Services.  Subject to Section 6.3 herein, all employees performing the Services shall be skilled in their trades and licensed, if required, by all proper authorities.

1.4                                 Service Locations; Security.  Except as provided in the BCP/DRP Plans, without the prior written consent of CUSTOMER, PROVIDER shall not change or move the original location for the performance by PROVIDER of the Services required under this Agreement.  In performing the Services, operating the Facilities used by it to provide the Services and protecting CUSTOMER’s data, information and other property, PROVIDER will comply with the security procedures set forth in Exhibit E of this Agreement.

1.5                                 Support of CUSTOMER Divestitures.  If CUSTOMER divests any business operation (other than pursuant to a transaction that would constitute a Change of Control), PROVIDER will provide the Services to such operation if such operation (i) used the Services prior to being divested, (ii) after being divested uses either essentially the same services as before being divested, or CUSTOMER or the acquiring entity compensates PROVIDER to modify its systems or processes used to perform and provide the Services as necessary to accommodate the use of the Services as reasonably requested by the acquiring entity, (iii) the acquiror of such operation agrees to be subject to the provisions of this Agreement and the PSAs, and (iv) CUSTOMER is not in payment default at the time of the request, but, in that case, PROVIDER must provide the Services if paid in advance.  At CUSTOMER’s option, PROVIDER and such acquiror shall enter into a separate agreement and PSA(s) providing for the provision of the Services, which agreements shall be on substantially the same terms and conditions as are set forth in this Agreement and the PSA(s), with such changes therein as the parties may agree upon.  PROVIDER shall charge for the continuing performance and delivery of such Services based on the then-existing charging methodologies and may charge CUSTOMER or the acquiring entity for the reasonable implementation and set-up fees relating to the extension of the Services to such entity approved in writing in advance.  PROVIDER and the acquiring entity will negotiate in good faith for up to one hundred twenty (120) days following the divestiture to agree upon alternative terms and conditions that will apply to the provision of the Services to such entity by PROVIDER.  If they are unable to so agree, at the request of the acquiring entity, PROVIDER shall be required to provide the Services to such acquiring entity until the earlier of (i) the last day of the twelfth (12th) month following such 120-day negotiation period and (ii) the termination date of this Agreement and related PSAs, provided, that if such termination date is to occur later than twelve (12) months following the end of such 120-day period and PROVIDER is requested to provide such Services for less than twelve (12) months following the end of such period, such acquiring entity or CUSTOMER shall bear all costs actually incurred by PROVIDER as a result of such reduction in volume, provided, further, that PROVIDER shall use commercially reasonable efforts to mitigate such costs.  Such Services shall be provided by PROVIDER regardless of whether the acquiring entity is a competitor of the GE Group. PROVIDER shall provide Services Transfer Assistance as reasonably requested by the acquiror, solely at the acquiror’s cost, for the period during which PROVIDER is required to provide Services to such acquiror.

1.6                                 PROVIDER Divestitures.  If PROVIDER executes a definitive agreement to divest any or part of any business operation relating to the Services provided to CUSTOMER other than the CUSTOMER India operations operating on a stand-alone basis (specifically, the operations responsible for providing core services exclusively relating to long term care, life insurance, group insurance, annuities, retirement plans and mortgage insurance to CUSTOMER, but excluding, inter alia, accounting, help desk, software solutions, e-learning and other knowledge-based operations, collectively, the “Genworth Stand-Alone Operations”) (a “PROVIDER Divestiture”), PROVIDER will provide no less than thirty (30) days’ prior written notice of the expected closing date of the PROVIDER Divestiture to CUSTOMER, which notice will include the identity of the acquiror and any Affiliate which would provide Services to CUSTOMER and a description of the material terms of the transaction applicable to the Services being transferred to the acquiror.  PROVIDER will provide CUSTOMER with such further information regarding the divestiture and the acquiror as CUSTOMER may reasonably request.  CUSTOMER may take no action with respect to the proposed PROVIDER Divestiture (in which case the PROVIDER Divestiture may proceed without CUSTOMER’s consent) or, within thirty (30) days of receipt of such notice from PROVIDER, CUSTOMER may at its option (i) exercise the Carve-Out Option (as more fully described in Section 9.2 hereof) only with respect to the Carve-Out Resources relating to such Services which are being or have been divested to the acquiring entity at a purchase price equal to the lesser of book value or the value of the divested operations relating to CUSTOMER implied by the consideration to be paid by the acquiror and/or (ii) terminate the PSAs affected by the PROVIDER Divestiture and require PROVIDER and/or the acquiror to provide Services Transfer Assistance for a period not exceeding fourteen (14) months from the date of receipt of notice by PROVIDER from CUSTOMER.  Notwithstanding any other provision of this Agreement, PROVIDER shall be responsible for all transition costs incurred by CUSTOMER relating to its exercise of the Carve-Out Option or its termination of the PSAs and transition of the Services in-house or to a new PROVIDER.  Any transfer of the PSAs pursuant to this paragraph shall be subject to the receipt by CUSTOMER of all necessary regulatory approvals.  For the avoidance of doubt, any transfer by PROVIDER of the Genworth Stand-Alone Operations shall be subject to the limitations described under Section 10.0 hereof.

1.7                                 New Services.  From time to time, CUSTOMER may request that PROVIDER furnish additional services to CUSTOMER that are not within the scope of the Services (“New Services”).  PROVIDER will discuss with CUSTOMER such request and the ramifications of such additional services on the existing Services, but will not be obligated to provide such additional services.  Such requests shall be addressed through the Change Control Procedure described in Section 19.0 hereof.  CUSTOMER shall bear all costs agreed in advance between the parties and incurred by PROVIDER on account of transition or migration of New Services from CUSTOMER to PROVIDER.

1.8                                 Services Not to be Withheld; PROVIDER Relief.  Except as provided in Section 8.2 and 21.1 hereof (it being understood that Force Majeure will not relieve PROVIDER of its responsibility to provide the Services set forth in the BCP/DRP Plans), PROVIDER shall not voluntarily refuse to provide all or any portion of the Services in violation or breach of the terms of the Agreement or any related PSA.  PROVIDER shall be relieved from its obligation to perform any Services and its obligations to pay any service credit under a PSA to the extent it is unable to perform any Services or to perform in accordance with any applicable Performance Standard as a result of CUSTOMER’s failure to perform its obligations under such PSA.  Notwithstanding the dispute resolution provisions set forth in Section 21.12, if PROVIDER breaches this covenant, CUSTOMER shall be entitled to apply to a court of competent jurisdiction for specific performance by PROVIDER of its obligations under this Agreement and the related PSAs without the necessity of posting any bond.

2.0                                 Charges.

2.1                                 Generally.  Notwithstanding any provision related to fees and charges in a PSA to the contrary, as consideration for the provision of the Services, CUSTOMER will pay to PROVIDER the charges calculated as set forth in this Section 2.0 (the “Charges”).  The Charges in effect immediately prior to the Execution Date shall be referred to as the “Baseline Charges”.  For existing PSAs, the Baseline Charges and the Charges for the initial Contract Year (or part thereof) shall be as set forth on Exhibit L.  For PSAs executed after the Execution Date, the Baseline Charges shall be set forth in each such PSA.  The Charges shall be adjusted annually to reflect changes in PROVIDER’s Base Costs and to reflect scheduled discounts from the Baseline Charges pursuant to the following formula:

New Charges = Baseline Charges * Discount Factor * Cost Factor

2.2                                 Discount Factor.  For the periods indicated, the “Discount Factor” shall mean and be as follows:

Period	Discount Factor
from the Execution Date through the first anniversary of the Trigger Date (as defined below)	**
from the first anniversary of the Trigger Date through the second anniversary of the Trigger Date	**
from the second anniversary of the Trigger Date through the third anniversary of the Trigger Date	**

“Cost Factor” means and shall be calculated as follows:

Y(n) Base Cost/Y(0) Base Cost

where Y(n) Base Cost is determined pursuant to Section 2.3 for each Contract Year, Y(n-1) Base Cost is the Base Cost for the preceding Contract Year and Y(0) Base Cost is the Base Cost for the initial Contract Year, as set forth in Exhibit L.

2.3                                 Adjustment of Charges.  Prior to the commencement of each Contract Year, the parties will negotiate in good faith to agree upon the elements of Base Cost and the rates to be charged to CUSTOMER for such elements during such year (excluding the cost of hedging foreign currency exchange risks, which shall be charged to CUSTOMER on a pass-through basis as described in Section 2.8).  The parties will reflect their agreement on such matters in a written document to be executed by each of them and the Charges for the Services in such year shall not exceed the agreed amounts.  Any amendment or addition to such elements or rates must be approved by CUSTOMER in advance in writing.  If the parties are unable to agree upon such matters, the Cost Factor for the applicable year shall be calculated using Base Cost as determined by PROVIDER in accordance with the definition of Base Cost, provided, that Base Cost for any Contract Year shall not exceed one hundred five percent (105%) of Base Cost for the immediately preceding Contract Year.  If Base Cost relating to any PSA for any Contract Year during the Initial Term exceeds one hundred five percent (105%) of Base Cost for the immediately preceding Contract Year, CUSTOMER may terminate that PSA upon at least six (6) months’ written notice to PROVIDER and shall not be liable for any costs incurred by PROVIDER as a result of such termination.

2.4                                 Renewal Pricing.  As described in Section 7.2, at least eighteen (18) months prior to the expiration of the Initial Term, PROVIDER will propose in writing to CUSTOMER revised methods for calculating Base Cost and Charges to CUSTOMER under the Base Cost and Baseline Charges methodology described in this Section 2.0.  The applicable charges proposed by PROVIDER for the first and second years of the renewal term shall be determined as provided in this Section 2.4 and Exhibit F, but shall reflect Discount Factors of ** and **, respectively, provided, that such charges shall be at least as favorable to CUSTOMER as PROVIDER’s charges for similar services provided to any other CUSTOMER of PROVIDER.  If the parties are unable to agree on revised costs, CUSTOMER may elect to exercise the Carve-Out Option upon expiration of this Agreement and the related PSAs, as described in Section 9.2.

2.5                                 Reduction in Work.  CUSTOMER shall provide PROVIDER with no less than nine (9) months’ written notice in advance if the amount of Services consumed by the Genworth Group under all of the outstanding MOAs will change in a manner that will result in a reduction in the Dedicated FTEs necessary to provide the Services to seventy-five percent (75%) or less of the Dedicated FTEs agreed upon by the parties for the most recent Contract Year pursuant to Section 2.3, as adjusted pursuant to any notices previously given pursuant to this Section 2.5.  In such an event, PROVIDER shall bear all costs relating to such reduction in volume to the extent stated in such nine-(9) month notice.  If CUSTOMER does not provide nine (9) months’ advance written notice of such a reduction, CUSTOMER shall bear any facilities occupancy, technology and telecommunications costs incurred by PROVIDER resulting from such reduction, provided, that PROVIDER shall use commercially reasonable efforts to mitigate such costs.

2.6                                 Currency.  All currency references in this Agreement are in the currency of the United States of America and all payments shall be made in such currency.

2.7                                 Taxes.  The Charges for the Services shall be inclusive of any sales, use, gross receipts or value added, withholding, ad valorem and other taxes based on or measured by PROVIDER’s cost in acquiring equipment, materials, supplies or services used by PROVIDER in providing the Services.  Further, each party shall bear sole responsibility for any real or personal property taxes on any property it owns or leases, for franchises or similar taxes on its business, for employment taxes on its employees, for intangible taxes on property it owns or licenses and for taxes on its net income.  If a sales, use, privilege, value added, excise, services and/or similar tax (“Tax”) is assessed with respect to PROVIDER’S Charges to CUSTOMER for the provision of the Services, CUSTOMER shall be responsible for and pay the amount of any such Tax to PROVIDER or as applicable Law otherwise requires, in addition to the Charges.  CUSTOMER may report and (as appropriate) pay any Taxes directly if CUSTOMER provides PROVIDER with a direct pay or exemption certificate.  PROVIDER’s invoices shall separately state the amounts of any Taxes PROVIDER is proposing to collect from CUSTOMER.  PROVIDER shall promptly notify CUSTOMER of any claim for Taxes asserted by any applicable taxing authorities.  Notwithstanding the above, CUSTOMER’s liability for such Taxes is conditioned upon PROVIDER providing CUSTOMER notification within twenty (20) business days of receiving any proposed assessment of any additional Taxes, interest or penalty due by PROVIDER.  PROVIDER shall coordinate with CUSTOMER the response to and settlement of, any such assessment.  CUSTOMER shall be entitled to receive and to retain any refund of Taxes paid to PROVIDER pursuant to this Agreement.

2.8                                 Foreign Currency Hedging.  PROVIDER shall bear all costs associated with the purchase, exchange or translation of currencies as necessary in connection with the performance of the Services.  If PROVIDER elects to enter into hedging transactions with third parties relating to such risks, CUSTOMER will reimburse PROVIDER for the reasonable costs (without mark-up by PROVIDER) of such hedging transactions, provided, however, that CUSTOMER approves of the hedging strategy and the hedging contracts related to such transactions in writing as part of the annual budget process, as further described in Section 20.4.

2.9                                 Continuous Improvement; Planning.  PROVIDER shall use commercially reasonable efforts to increase productivity and efficiency in performing the Services and shall endeavor to reduce Base Cost annually, depending on the overall reduction in its cost of operations.  The parties will participate in an annual budgeting process as part of determining Base Cost that will address improvements in PROVIDER productivity and efficiency in performing the Services and dedicate appropriate resources to execute the budgeted improvements.  To support PROVIDER’s demand planning, each quarter, CUSTOMER shall provide PROVIDER a good faith estimate of its requirements for the Services for the following twelve (12) months.

3.0                                 Billing and Payment.

3.1                                 Invoices.  PROVIDER shall submit an invoice each month for the Charges relating to the Services provided during the prior month period.  For the partial month period prior to the Execution Date, PROVIDER shall submit an invoice for Charges calculated as provided in the original Master Outsourcing Agreement and PSAs.  For periods beginning on and after the Execution Date, Charges shall be calculated as set forth in this Agreement.  Each invoice shall detail all information relevant to calculation of the Charges and the total amount due.  PROVIDER agrees to include the information and prepare the invoice in the form as reasonably requested by CUSTOMER.

3.2                                 Payments.  All payments, due and payable by CUSTOMER to PROVIDER, will be made within sixty (60) days of CUSTOMER’s receipt of invoice (“Payment Date”).  CUSTOMER shall use its good faith efforts to provide PROVIDER as promptly as practicable with the details of any objection it may have to any invoice, but any failure to provide such details shall not foreclose CUSTOMER’s right to dispute such invoice.  CUSTOMER shall pay the part of any invoiced amount that is not in dispute by the Payment Date.

3.3                                 Reimbursements.  Payment of all reimbursable expenses approved by CUSTOMER in writing in advance will be made within sixty (60) days after CUSTOMER’s receipt of invoice together with copies of receipts and other verification.

3.4                                 Method of Payment.  The method of payment shall be by electronic fund transfer to PROVIDER’s designated bank account or such other manner as agreed upon by the parties.

3.5                                 Notice of Default.  If CUSTOMER does not pay any invoice by the Payment Date, PROVIDER shall serve CUSTOMER a notice pursuant to Section 16.0 (a “Payment

Default Notice”) and simultaneously initiate the procedures for consideration of Disputes by senior executives of the parties by giving notice as described under Section 1.2 of Exhibit G.

3.6                                 PROVIDER Termination for Non-Payment.

(a)                                  PROVIDER shall have the right to terminate any PSA, without prejudice to any other legal rights to which it may be entitled, if CUSTOMER fails to pay to PROVIDER any material amount (i) that is undisputed or determined by the senior executives under Section 1.2 of Exhibit G to be due to PROVIDER, within five (5) business days following CUSTOMER’s agreement that such amount is not in dispute or the conclusion of the senior executives’ negotiations, whichever is earlier, or (ii) that remains in dispute and is not paid following the conclusion of the senior executives’ negotiations contemplated by Section 3.6(b) hereof.

(b)                                 PROVIDER shall have no right to terminate if CUSTOMER pays any disputed amount within five (5) business days following the conclusion of the senior executives’ negotiations under Exhibit G, without prejudice, and invokes the remainder of the dispute resolution process set forth in Exhibit G.

(c)                                  If pursuant to the dispute resolution process, PROVIDER is found to have charged improperly, PROVIDER shall promptly refund such excess amount along with interest at an annual rate equal to the lesser of (i) the three (3) month London Interbank Offered Rate (LIBOR) plus 100 basis points or (ii) the maximum rate of interest allowed by applicable law, from the date the payment was made through the date of the refund.

3.7                                 Past Due Amounts.  Past due amounts (including Charges, reimbursable expenses and credits) will bear interest at an annual rate equal to the lesser of (i) the three (3) month London Interbank Offered Rate (LIBOR) plus 100 basis points or (ii) the maximum rate of interest allowed by applicable law, from the date the payment was due through the date of payment.

4.0                                 Performance Standards.

4.1                                 Generally.  All work relating to the Services shall be completed in a professional, timely manner and shall conform to such additional Performance Standards, if any, as may be set forth in each PSA.  Such Performance Standards may be revised from time to time upon the mutual agreement of the parties.

4.2                                 Measurement and Reporting.  Unless otherwise specified, each Performance Standard shall be measured on a monthly basis.  PROVIDER shall create, implement, support and maintain reports for monitoring the metrics associated with the Performance Standards and such other metrics as are mutually agreed upon by the parties on a schedule agreed upon in each PSA or within ninety (90) days after the execution of each PSA.

4.3                                 Compliance.  PROVIDER shall perform the Services in compliance with all applicable Laws, stock exchange rules or generally accepted, statutory or regulatory accounting or actuarial principle specified in any PSA or otherwise by CUSTOMER, in each case as applicable to the business processes of CUSTOMER performed by PROVIDER as part of the Services, just as if CUSTOMER performed the Services itself.  PROVIDER shall notify CUSTOMER whenever changes in the Services or Performance Standards are necessary to comply with applicable Indian Laws. It is understood that any reference in the PSAs to standards, policies and procedures established by General Electric Company or its Affiliates, is deemed to include any replacement standards, policies and procedures established by CUSTOMER or any member of the Genworth Group, and communicated to PROVIDER, provided, that GECIS shall be entitled to recover its cost of complying with such standards, policies and procedures as part of the Charges for the Services established pursuant to Section 2 and Schedule F.

4.4                                 Additional Remedies.  In addition to all other remedies available under this Agreement, any PSA or at law, CUSTOMER may take one or more of the following actions in the event of PROVIDER’s failure to comply with the Performance Standards, provided, that CUSTOMER may not exercise any of these remedies if the failure in performance is caused by inaccurate or incomplete data or information provided by CUSTOMER:

(a)                                  require training of all PROVIDER employees involved in performing the affected Services, the length and nature of such training to be mutually agreed upon by PROVIDER and CUSTOMER;

(b)                                 cause the PROVIDER to correct any deficient Services at no charge or fee to CUSTOMER; or

(c)                                  direct PROVIDER to assign additional employees to perform the Services, which instruction PROVIDER agrees to follow.

5.0                                 Record Keeping and Audits.

5.1                                 Generally.  PROVIDER will keep appropriate records of time and costs related to the Services, as required by Law or as reasonably requested by CUSTOMER.  PROVIDER shall maintain a complete audit trail for all financial and non-financial transactions resulting from or arising in connection with this Agreement and the PSAs in such manner as is required under the Genworth Records Management Policies and Indian and United States GAAP.  PROVIDER will maintain such audit trail for such periods of time as may be specified in the Genworth Records Management Policies or, if no such period is specified, for such period as the parties may agree upon.  PROVIDER shall provide to CUSTOMER, its auditors (including internal audit staff and external auditors), inspectors, regulators, customers and other representatives as CUSTOMER may from time to time designate in writing, access at all reasonable times to any facility or part of a facility at which either PROVIDER or any of its permitted subcontractors is providing the Services, to PROVIDER personnel, to PROVIDER’s systems, policies and procedures relating to the Services, and to data and records relating to the Services for the purpose of performing audits and inspections of either PROVIDER or any of its subcontractors with respect to (i) any aspect of PROVIDER’s or such subcontractor’s performance of the Services, (ii) compliance with the security procedures or (iii) any other matter relevant to this Agreement, including, without limitation, the determination and calculation of all elements of Base Cost and all other elements of the pricing mechanism described in Section 2.0 hereof and in Exhibit F.  PROVIDER shall reasonably cooperate with CUSTOMER in the performance of these audits, including installing and operating audit software.  If CUSTOMER requires PROVIDER to conduct any special audit other than as provided in this Section 5.1 and if the same results in any increased cost to PROVIDER, PROVIDER shall be entitled to pass on such extra costs to CUSTOMER through a special invoice, but only to the extent approved by CUSTOMER in advance.

5.2                                 Reports and Certifications.  PROVIDER shall provide CUSTOMER such other reports and certifications relating to the Services as CUSTOMER may reasonably request, including all reports and sub-certifications necessary for officers of CUSTOMER to make the certifications required under the Sarbanes-Oxley Act of 2002 and all related rules and regulations and all related applicable stock exchange listing requirements.

6.0                                 CUSTOMER Commitments.

6.1                                 System Access.  CUSTOMER agrees to provide to PROVIDER, at CUSTOMER’S expense, necessary access to the mainframe computer and related information technology systems (the “System”) on which CUSTOMER data is processed during the times (the “Service Hours”) specified in the PSAs, subject to reasonable downtime for utility outages, maintenance, performance difficulties and the like.  In the event of a change in the Service Hours, CUSTOMER will provide PROVIDER with at least fifteen (15) calendar days written notice of such change.

6.2                                 Data Integrity.  CUSTOMER will ensure that all data and information submitted by it to PROVIDER for performing the Services shall be accurate and complete and furnished in a timely manner.

6.3                                 Training.  CUSTOMER shall provide all PROVIDER employees who are dedicated to CUSTOMER operations with training or training materials relating to business processes and regulatory matters uniquely related to the CUSTOMER business and reasonably required by such employees to meet the Performance Standards.

To the extent any non-performance or failure to meet Performance Standards by PROVIDER is due to CUSTOMER’s failure to comply with this Section 6.0, such non-performance or failure shall not be considered a breach in Performance Standards and/or a breach of this Agreement by PROVIDER.

7.0                                 Term.

7.1                                 Initial Term.  The term of this Agreement shall commence on the Execution Date and terminate on the third (3rd) anniversary of the Trigger Date (the “Common Termination Date”).  The period from the Execution Date to the Common Termination Date is referred to as the “Initial Term”.

7.2                                 Limitation on Termination of MOAs; Renewal.  CUSTOMER may terminate individual PSAs prior to the Common Termination Date either for cause or for convenience as described therein or in this Agreement.  CUSTOMER, however, may not terminate this Agreement, other than for cause as described in Section 8.0, prior to the Common Termination Date, unless all of the members of the Genworth Group then party to an MOA terminate all of the existing MOAs at one time.  At least eighteen (18) months prior to the Common Termination Date, PROVIDER shall propose revised terms and conditions on which the Agreement may be renewed for an additional two (2) year period (the “Renewal Period”).  CUSTOMER and all of the Genworth Affiliates then party to an MOA may at their sole option renew all, but not less than all, of the MOAs for the Renewal Period, provided, that CUSTOMER, such Genworth Affiliates and PROVIDER agree upon revised charges and other terms and conditions to be applicable to the Services during the Renewal Period prior to the date that is fourteen (14) months prior to the Common Termination Date (the “Notification Date”).  If the parties are unable to so agree, CUSTOMER shall inform PROVIDER within fifteen (15) days following the Notification Date as to whether it will exercise the Carve-Out Option (which may only be exercised with respect to all of the then-outstanding MOAs), as described in Section 1.0 of Exhibit H and/or require PROVIDER to provide Services Transfer Assistance.  If CUSTOMER, such Genworth Affiliates and PROVIDER fail to agree upon the terms for renewal of the MOAs, or if CUSTOMER fails to provide PROVIDER the notice described above, all of the MOAs will automatically terminate on the Common Termination Date and CUSTOMER shall not be entitled to exercise its Carve-Out Option or require PROVIDER to provide Services Transfer Assistance.

8.0                                 Termination.

8.1                                 Termination for Cause by CUSTOMER.  CUSTOMER shall have the right at any time to terminate any PSA in whole or in part with respect to the affected Services, effective immediately and without prejudice to any other legal rights to which CUSTOMER may be entitled, upon the occurrence of the following events:

(a)                                  PROVIDER becomes subject to any voluntary or involuntary order of any governmental agency prohibiting or materially impairing the performance of any of the Services;

(b)                                 if such Services are inadequate, unsatisfactory or substantially not in conformance with the Performance Standards or if PROVIDER’s representations and warranties are materially inaccurate and, upon receipt of notice thereof from CUSTOMER, PROVIDER (i) does not immediately undertake action in good faith to cure such default, and (ii) does not provide to CUSTOMER a preliminary analysis of the root cause of such default and an initial plan to cure such default within ten (10) days of such notice, and (iii) has not agreed with CUSTOMER on a definitive plan to cure such default acceptable to CUSTOMER within thirty (30) days of such notice, and (iv) has not fully cured such default within ninety (90) days of such notice or such longer period as may have been approved by CUSTOMER as part of PROVIDER’s plan to cure such default;

(c)                                  if PROVIDER or CUSTOMER, due to the actions of PROVIDER, is administratively cited by any governmental agency for materially violating, or is judicially found to have materially violated, any Law governing the performance of the Services;

(d)                                 if a trustee or receiver or similar officer of any court is appointed for PROVIDER or for a substantial part of the property of PROVIDER, whether with or without consent;

(e)                                  if bankruptcy, composition, reorganization, insolvency or liquidation proceedings are instituted by or against PROVIDER without such proceedings being dismissed within ninety (90) days from the date of the institution thereof; or

(f)                                    a material breach of this Agreement or a PSA by PROVIDER (which shall include a series of non-material or persistent breaches by PROVIDER, that in the aggregate constitute a material breach or have a material and significant adverse impact (i) on the administrative, management, planning, financial reporting or operations functions of CUSTOMER or (ii) on the management of the Services), and, upon receipt of notice thereof from CUSTOMER, PROVIDER (i) does not immediately undertake action in good faith to cure such breach, and (ii) does not provide to CUSTOMER a preliminary analysis of the root cause of such breach and an initial plan to cure such breach within ten (10) days of such notice, and (iii) has not agreed with CUSTOMER on a definitive plan to cure such breach acceptable to CUSTOMER within thirty (30) days of such notice, and (iv) has not fully cured such default within ninety (90) days of such notice or such longer period as may have been approved by CUSTOMER as part of PROVIDER’s plan to cure such breach, provided, that any breach referred to in Section 1.2 shall be fully cured within thirty (30) days of such notice.

Within fifteen (15) days of its notice to PROVIDER of its intent to terminate any PSA, in whole or in part, under this Section 8.1, CUSTOMER shall inform PROVIDER as to whether it will exercise its Carve-Out Option (which may only be exercised with respect to all of the outstanding MOAs, as described in Section 1.0 of Exhibit H) and/or whether it will require PROVIDER to provide Services Transfer Assistance for a period not exceeding twenty-four (24) months from the date of such notice.  If CUSTOMER fails to do so, CUSTOMER shall not be entitled to exercise its Carve-Out Option and/or require PROVIDER to provide Services Transfer Assistance.

8.2                                 Termination by PROVIDER.

(a)                                  PROVIDER may not terminate this Agreement or any PSA for any reason other than (i) non-payment in accordance with Section 3.6, (ii) as described below under Section 8.4 (Termination Relating to Damages Cap) hereof and (iii) as described below under Section 8.5 (Change of Control), it being understood that PROVIDER will be relieved from its obligations to perform in accordance with the terms of this Agreement or a PSA to the extent that it is prevented from doing so as a result of the failure by CUSTOMER to perform any of its obligations under this Agreement or such PSA.

(b)                                 Within fifteen (15) days of PROVIDER’s notice to CUSTOMER of PROVIDER’s intent to terminate any PSA in accordance with Sections 8.2(a)(i) or 8.2(a)(ii), CUSTOMER shall inform PROVIDER as to whether it will require PROVIDER to provide Services Transfer Assistance for a period not exceeding fourteen (14) months from the date of such notice, provided, in the case of a termination described in clause (i), that CUSTOMER has made all outstanding payments under any invoice in accordance with Section 3.2 hereof.  If CUSTOMER fails to give such notice, CUSTOMER shall not be entitled to require PROVIDER to provide Services Transfer Assistance.  At PROVIDER’s option, CUSTOMER shall be required to pay for Services Transfer Assistance provided under this paragraph in advance.

(c)                                  With respect to any other breach of this Agreement or a PSA by CUSTOMER, PROVIDER will be entitled to invoke the applicable dispute resolution process under Section 21.12 hereof and pursue all remedies permitted by that process, but shall not be entitled to terminate this Agreement or any related PSA or voluntarily withhold any Services except as authorized pursuant to such process.

8.3                                 Termination for Convenience.

(a)                                  CUSTOMER may terminate any PSA in whole or in part at any time upon at least one (1) year’s prior written notice to PROVIDER.  Such notice shall include a commercially reasonable plan for the reduction of Services to be purchased from PROVIDER that will enable PROVIDER to mitigate all costs of such termination.  PROVIDER shall be responsible for all costs that PROVIDER incurs as a result of such termination.

(b)                                 Notwithstanding the provisions of the preceding paragraph, CUSTOMER may terminate any PSA in whole or in part at any time upon at least ninety (90) days’ prior written notice to PROVIDER.  In such event, CUSTOMER shall be responsible for all costs that PROVIDER incurs as a result of such termination; provided, that PROVIDER has taken all commercially reasonable steps to mitigate such costs.  Such costs shall not include any element of lost profits or lost opportunity costs.

(c)                                  Within fifteen (15) days of its notice to PROVIDER of its intent to terminate any PSA, in whole or in part, under this Section 8.3, CUSTOMER shall inform PROVIDER as to whether it will require PROVIDER to provide Services Transfer Assistance for a period not exceeding fourteen (14) months from the date of such notice.  If CUSTOMER fails to do so, CUSTOMER shall not be entitled to require PROVIDER to provide Services Transfer Assistance.

8.4                                 Termination Right Related to Damages Cap.

(a)                                  If either the GE Group members or the Genworth Group members incur liability to the others under one or more MOAs in excess of the applicable Simple Breach Cap or Excluded Matters Cap and do not agree to reset to zero the amounts counted toward such cap, the members of the group that has not incurred such excess liability shall have the right to terminate all, but not less than all, of the then-outstanding MOAs for material breach.  Notwithstanding the preceding sentence, CUSTOMER may only exercise the Carve-Out Option if all of the Genworth Group members party to an MOA also exercise the Carve-Out Option under their respective MOAs at the same time.

(b)                                 Within fifteen (15) days of the notice to PROVIDER of termination of the MOAs under this Section 8.4, CUSTOMER shall inform PROVIDER as to whether it will exercise its Carve-Out Option and/or whether it will require PROVIDER to provide Services Transfer Assistance for a period not exceeding twenty-four (24) months from the date of such notice.  If CUSTOMER fails to do so, CUSTOMER shall not be entitled to exercise its Carve-Out Option and/or require PROVIDER to provide Services Transfer Assistance.

8.5                                 Termination Right Relating to Change of Control of CUSTOMER.  If a Change of Control of Genworth occurs, PROVIDER shall, unless the parties otherwise agree during a one hundred twenty (120) day negotiation period following the Change of Control, have the right to terminate all, but not less than all, of the then-outstanding MOAs upon the later of (A) the last day of the eighteenth (18th) month following the effective date of the Change of Control or (B) the expiration of the Initial Term, provided that such termination right is exercised within fifteen (15) days following the end of the one hundred twenty (120) day negotiation period.

8.6                                 Continued Performance.  Termination of this Agreement for any reason provided herein shall not relieve either party from its obligation to perform its obligations hereunder up to the effective date of such termination or to perform such obligations as may survive termination.

9.0                                 Obligations on Expiration and Termination.

9.1                                 Services Transfer Assistance.

(a)                                  PROVIDER shall cooperate with CUSTOMER to assist in the orderly transfer of the Services to CUSTOMER itself or its designee (including another services provider) in connection with the expiration, non-renewal or earlier termination of the Agreement and/or each PSA for any reason, however described, or exercise of the Carve-Out Option.  The Services include “Services Transfer Assistance,” which includes providing CUSTOMER and its designees and their agents, contractors and consultants, as necessary, with (i) such cooperation and other services incidental to the transfer of the Services as they may reasonably request, (ii) all or such portions of the Services as CUSTOMER may request, and (iii) such other transition services as may be provided for in any PSA.  Neither the term of the Agreement nor the term of any PSA shall be deemed to have expired or terminated until the Services Transfer Assistance thereunder is completed.

(b)                                 Upon CUSTOMER’s request, PROVIDER shall provide Services Transfer Assistance commencing up to one (1) year prior to expiration or termination of the Agreement or any PSA and continuing for the periods described in this Agreement.  PROVIDER shall provide the Services Transfer Assistance even in the event of CUSTOMER’s material breach (other than an uncured payment default) of this Agreement or any PSA.

(c)                                  If any Services Transfer Assistance provided by PROVIDER requires the utilization of additional resources that PROVIDER would not otherwise use in the performance of the Services, but for which there is a charging methodology provided for in the Agreement or such PSAs, CUSTOMER will pay PROVIDER for such usage at the then-current applicable Charges and in the manner set forth in the Agreement and/or applicable PSAs.  If the Services Transfer Assistance requires PROVIDER to incur costs that PROVIDER would not otherwise incur in the performance of the Services under the Agreement and applicable PSAs, then

PROVIDER shall notify CUSTOMER of the identity and scope of the activities requiring that PROVIDER incur such costs and the projected amount of the charges that will be payable by CUSTOMER for the performance of such assistance.  Upon CUSTOMER’s prior authorization, PROVIDER shall perform the assistance and invoice CUSTOMER for such charges.  CUSTOMER shall bear all costs agreed in advance between the parties and incurred by PROVIDER on account of transition/migration of services/processes from PROVIDER to CUSTOMER or its designee.

9.2                                 Carve-Out Option.  At any time during the term of this Agreement and prior to the Volume Reduction Date, PROVIDER agrees that CUSTOMER or its designee shall have the right, upon the occurrence of any one of the Carve-Out Conditions and to the extent permissible under (i) applicable law or (ii) any existing contractual obligation of PROVIDER, to require PROVIDER to transfer to CUSTOMER the Carve-Out Resources used by PROVIDER to provide or support the provision of the Services as described in Exhibit H hereof (the “Carve-Out Option”).

10.0                           Assignment and Subcontracting.

10.1                           PROVIDER Assignment.  Without the prior written consent of CUSTOMER, PROVIDER shall not voluntarily, involuntarily or by operation of law, assign or otherwise transfer this Agreement, any related PSA or any of PROVIDER’s rights hereunder or thereunder, except as permitted under Section 1.6 hereof.  Any assignment or transfer without CUSTOMER’s written consent, except as permitted under Section 1.6 hereof, shall be null and void and at the option of CUSTOMER shall constitute a material breach of this Agreement.  Notwithstanding anything to the contrary above, PROVIDER shall have the right to assign this Agreement or any PSA, in whole or in part, to any Affiliate of PROVIDER upon thirty (30) days prior written notice to CUSTOMER and subject to receipt by CUSTOMER of all regulatory approvals.  Following any such assignment to an Affiliate of PROVIDER, PROVIDER shall remain liable for the performance of all of PROVIDER’s obligations under this Agreement and each PSA.  This Agreement and all of the terms and provisions hereof will be binding upon, and will inure to the benefit of PROVIDER’s successors and permitted assigns.

10.2                           Subcontracting.  PROVIDER shall not enter into subcontracts for the performance of the Services without the prior written consent of CUSTOMER.  In the event a subcontract is proposed by PROVIDER, PROVIDER shall furnish such information as reasonably requested by CUSTOMER to enable CUSTOMER to ascertain to its satisfaction that such proposed subcontractor of PROVIDER is able to meet CUSTOMER’s quality standards and comply with the terms and conditions of this Agreement.  Notwithstanding CUSTOMER’s consent to any subcontract, PROVIDER shall remain liable for the performance of all of PROVIDER’s obligations under this Agreement and each PSA.  CUSTOMER shall not be obligated to pay any person other than PROVIDER for Services rendered by any subcontractor.

10.3                           CUSTOMER Assignment.  Notwithstanding anything to the contrary in this Section 10.0, CUSTOMER shall have the right to assign this Agreement or any PSA, in whole or in part, to any Affiliate of CUSTOMER upon thirty (30) days prior written notice to PROVIDER and subject to receipt by CUSTOMER of all regulatory approvals.  Following any such assignment to an Affiliate of CUSTOMER, CUSTOMER shall remain liable for the performance of all of CUSTOMER’s obligations under this Agreement and each PSA.  This Agreement and all of the terms and provisions hereof will be binding upon, and will inure to the benefit of CUSTOMER’s successors and permitted assigns.

11.0                           Confidentiality.

11.1                           Obligations of PROVIDER.  From and after the Execution Date, subject to Section 11.3  and the rights of PROVIDER with respect to the CUSTOMER Licensed Technology pursuant to Exhibit I, and except as otherwise contemplated by this Agreement or any PSA, the PROVIDER shall not, and shall cause its Affiliates and their respective officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing Services to CUSTOMER or use or otherwise exploit for its own benefit or for the benefit of any third party, any CUSTOMER Confidential Information.  If any disclosures are made in connection with providing Services to CUSTOMER, its Affiliates or Representatives under this Agreement, then the CUSTOMER Confidential Information so disclosed shall be used only as required to perform the Services.  PROVIDER shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the CUSTOMER Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 11.1, any Information, material or documents relating to the Genworth Business currently or formerly conducted, or proposed to be conducted, by any member of the Genworth Group furnished to or in possession of the PROVIDER and its Affiliates and Representatives, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by PROVIDER, its Affiliates and their respective Representatives, that contain or otherwise reflect such Information, material or documents is hereinafter referred to as “CUSTOMER Confidential Information.”  “CUSTOMER Confidential Information” does not include, and there shall be no obligation hereunder with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by PROVIDER, its Affiliates or Representatives not otherwise permissible hereunder, (ii) PROVIDER or such Affiliate or Representative can demonstrate was or became available to such person from a source other than CUSTOMER or its Affiliates, or (iii) is developed independently by PROVIDER or such Affiliate or Representative without reference to the CUSTOMER Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such persons to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, CUSTOMER or any of its Affiliates with respect to such information.

11.2                           Obligations of CUSTOMER.  From and after the Execution Date, subject to Section 11.3 and the rights of CUSTOMER with respect to the PROVIDER Licensed Technology pursuant to Exhibit I, and except as otherwise contemplated by this Agreement, CUSTOMER shall not, and shall cause its Affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing Services to CUSTOMER or any Affiliate of CUSTOMER or use or otherwise exploit for its own benefit or for the benefit of any third party, any PROVIDER Confidential Information.  If any disclosures are made in connection with providing Services to CUSTOMER or any of its Affiliates under this Agreement, then the PROVIDER Confidential Information so disclosed shall be used only as required to perform the Services.  CUSTOMER and its Affiliates shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the PROVIDER Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 11.2, any Information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by GE or any of its Affiliates (other than any member of the Genworth Group) furnished to or in possession of CUSTOMER or any of its Affiliates, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by CUSTOMER or its officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “PROVIDER Confidential Information.”  “PROVIDER Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by CUSTOMER or its Representatives not otherwise permissible hereunder, (ii) CUSTOMER or such Representative can demonstrate was or became available to it from a source other than PROVIDER and its Affiliates, or (iii) is developed independently by CUSTOMER or its Representatives without reference to the PROVIDER Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by CUSTOMER to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, PROVIDER or its Affiliates with respect to such information.

11.3                           Required Disclosures.  If PROVIDER or its Affiliates, on the one hand, or CUSTOMER or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any CUSTOMER Confidential Information or PROVIDER Confidential Information as applicable, the entity or person receiving such request or demand shall use all reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order.  The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient.  Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any CUSTOMER Confidential Information or PROVIDER Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

11.4                           HIPAA Addendum.  If PROVIDER in connection with the provision of a Service, constitutes a Business Associate (as defined in HIPAA and/or the HIPAA Privacy Rule) and uses Protected Health Information (as defined in HIPAA and/or the HIPAA Privacy Rule) generated by or entrusted to Customer, then the terms of Exhibit J shall apply with respect to such Service.  CUSTOMER shall provide notice to PROVIDER of changes in HIPAA and/or the HIPAA Privacy Rule relevant to the performance of the Services and appropriate training to PROVIDER regarding compliance with HIPAA and the HIPAA Privacy Rule in accordance with Section 6.3

11.5                           Data Ownership.  All data, records, and reports relating to the Genworth Business and the customers of the Genworth Group (collectively, “Records”), whether in existence at the Execution Date hereof or compiled thereafter in the course of performing the Services, shall be treated by PROVIDER and its subcontractors as the exclusive property of CUSTOMER or other member of the Genworth Group and the furnishing of such Records, or access to such items by, PROVIDER and/or its subcontractors, shall not grant any express or implied interest in or license to PROVIDER and/or its subcontractors relating to such Records other than as is necessary to perform and provide the Services to the Genworth Group.  Upon request by CUSTOMER at any time and from time to time and without regard to the default status of the parties under the Agreement, PROVIDER and/or its subcontractors shall promptly deliver to CUSTOMER the Records in electronic format and in such hard copy as exists on the date of the request by Customer.

12.0                           Indemnities.

12.1                           Indemnity by PROVIDER.  PROVIDER agrees to indemnify, hold harmless and defend the members of the Genworth Group and their respective directors, officers, employees and agents, from and against any and all actions, liabilities, losses, damages, injuries, judgments and external expenses, including, without limitation, attorneys’ fees, court costs, sanctions imposed by a court, experts’ fees, interest or penalties relating to any judgment or settlement, and other legal expenses (including all incidental expenses in connection with such liabilities, obligations, claims or Actions based upon or arising out of damage, illness or injury (including death) to person or property caused by or sustained in connection with the performance of this Agreement) (“Liabilities”), brought, alleged or incurred by or awarded to any person who is not a member of the GE Group or the Genworth Group (a “Third Party Claim”) arising out of or based upon:

(a)                                  any alleged or actual violation of any Law by PROVIDER or any of its Affiliates or Representatives (excluding the Genworth Group and excluding any such violation to the extent caused by a breach of this Agreement or any PSA by any Member of the Genworth Group);

(b)                                 the gross negligence or willful misconduct of PROVIDER or any of its Affiliates (excluding the Genworth Group);

(c)                                  PROVIDER’s provision of any services to any third party from the same facilities from which the Services are provided to the CUSTOMER;

(d)                                 the improper or illegal use or disclosure of consumer information (including personal, credit or medical information) regarding any customer or potential customer of CUSTOMER in contravention of PROVIDER’s obligations under this Agreement or any PSA; and

(e)                                  PROVIDER’s tax liabilities arising from PROVIDER’s provision of Services, as set forth in Section 2.7 hereof.

12.2                           Indemnity by CUSTOMER.  CUSTOMER agrees to indemnify, hold harmless and defend PROVIDER, each other member of the GE Group, and their respective directors, officers, employees and agents, from and against any and all Liabilities relating to any Third Party Claim arising out of or based upon the provision of Services by PROVIDER to CUSTOMER, except for Liabilities arising out of or based upon:

(a)                                  negligence of PROVIDER, its Affiliates or Representatives;

(b)                                 any of the Excluded Matters related to an act or omission of PROVIDER, its Affiliates or Representatives;

(c)                                  any matter with respect to which PROVIDER is required to indemnify CUSTOMER under Section 12.1 hereof; or

(d)                                 any Third Party Claim that any resources provided by the CUSTOMER or used by PROVIDER in connection with the Services infringe, violate or misappropriate any Intellectual Property or Trademarks of any third party, excluding any such infringement, violation or misappropriation caused by:

(i)                                     any such resources first provided to PROVIDER after the Execution Date, but excluding any infringement, violation or misappropriation resulting from modifications by or on behalf of the PROVIDER to any such resources, combinations of such resources with other items, or use of such resources, except as specified by CUSTOMER in each case (it being understood that the use of all Software included in any such resources in combination with computers or other hardware with which such Software is intended to be used shall be deemed to be so specified);

(ii)                                  any such resources first specified by CUSTOMER after the Execution Date for use by PROVIDER in connection with the Services, but excluding any infringement, violation or misappropriation resulting from (A) modifications by or on behalf of the PROVIDER to any such resources, combinations of such resources with other items, or use of such resources, except as specified by CUSTOMER in each case (it being understood that the use of all Software included in any such resources in combination with computers or other hardware with which such Software is intended to be used shall be deemed to be so specified) and (B) any failure by PROVIDER to fulfill its express obligation under any PSA or other applicable written agreement between the parties to obtain any rights or consents necessary for the use by PROVIDER of any Intellectual Property of a third party; and

(iii)                               modifications by or on behalf of the CUSTOMER after the Execution Date to any such resources provided by PROVIDER and/or its Affiliates and Representatives to the CUSTOMER in the course of performing the Services, combinations of such resources with other items, or use of such resources, except as specified by PROVIDER in each case (it being understood that the use of any and all Software in any such resources in combination with computers or other hardware with which such Software is intended to be used shall be deemed to be so specified).

12.3                           Indemnification Obligations Net of Insurance Proceeds and Other Amounts, On an After-Tax Basis.

(a)                                  Any Liability subject to indemnification pursuant to this Section 12.0 will be net of Insurance Proceeds that actually reduce the amount of the Liability and will be determined on an After-Tax Basis.  Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability.  If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.  The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party (which shall not include any captive insurance subsidiary) Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Section 12.0; provided that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c)                                  The term “After-Tax Basis” as used in this Section 12.0 means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Liabilities, the amount of such Liabilities will be determined net of any reduction in tax derived by the Indemnified Party as the result of sustaining or paying such Liabilities, and the amount of such indemnification payment will be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise tax liabilities incurred by the Indemnified Party as a result of its receipt of, or right to receive, such Indemnity Payment (as so increased), so that the Indemnified Party is put in the same net after-tax economic position as if it had not incurred such Liabilities, in each case without taking into account any impact on the tax basis that an Indemnified Party has in its assets.

12.4                           Procedures for Indemnification of Third Party Claims.

(a)                                  If an Indemnified Party shall receive notice or otherwise learn of the assertion of any Third Party Claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to this Section 12.4, such Indemnified Party shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim.  Any such notice shall describe the Third Party Claim in reasonable detail.  Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 12.4 shall not relieve the Indemnifying Party of its obligations under this Section 12.4, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)                                 An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim.  Within 30 days after the receipt of notice from an Indemnified Party in accordance with Section 12.4(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions.  After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party except as set forth in the next sentence.  If the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnified parties shall be borne by the Indemnifying Party, but the Indemnifying Party shall be entitled to reimbursement by the Indemnified Party for payment of any such fees and expenses to the extent that it establishes that such reservations and exceptions were proper.

(c)                                  If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 12.4(b) such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

(d)                                 Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.  No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party without the consent of the Indemnified Party if (i) the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly against such Indemnified Party and (ii) such settlement does not include an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim.

12.5                           Additional Matters.

Indemnification payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification under this Section 12.5 shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made on an After-Tax Basis and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnities contained in this Section 12.5 shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party; (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification hereunder; (iii) any termination of this Agreement or any PSA; and (iv) the sale or other transfer by any party of any assets or businesses or the assignment by it of any liabilities.

If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

12.6                           Remedies Cumulative; Limitations.

(a)                                  The rights provided in this Section 12.6 shall be cumulative and, subject to the provisions of Section 12.0 and Section 21.12, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

(b)                                 PROVIDER’s indemnity hereunder shall not extend to any Liabilities incurred or suffered by CUSTOMER as a result of inaccurate or incomplete data or information submitted to PROVIDER by CUSTOMER.

(c)                                  The liability of each party (and their respective Affiliates) to each other with respect to the indemnified matters shall be included in the calculation of, and limited by, the Excluded Matters Cap.

13.0                           Limitation of Liability.

13.1                           No System Liability.  PROVIDER shall have no liability to CUSTOMER for any delay of performance or breach of this Agreement to the extent caused by or related to any errors in the System or the lack of availability to PROVIDER of the System provided by CUSTOMER under Section 6.1.

13.2                           Liability for Simple Breach.  The parties shall be liable to one another for fifty percent (50%) of all Direct Damages resulting from their respective breaches of this Agreement or PSA or negligence in the performance of the Services during the Initial Term, provided, that (i) neither party shall have any liability to the other with respect to an individual breach or negligent act or omission until the losses resulting from such matter exceed $25,000, and then only to the extent that such losses exceed $25,000, and (ii) the parties and their Affiliates’ liability to each other for Direct Damages for such matters arising out of all of the MOAs during the Initial Term shall not exceed $5,000,000 in the aggregate (the “Simple Breach Cap”).

13.3                           Liability for Excluded Matters.  Subject to the Excluded Matters Cap described in the following sentence, the parties shall be liable to one another for one hundred percent (100%) of all Direct Damages resulting from (i) a party’s gross negligence or willful misconduct, (ii) PROVIDER’s improper or illegal use or disclosure of consumer information (including, but not limited to, personal, credit or medical information) regarding any customer or potential customer of the CUSTOMER Group, (iii) PROVIDER’s breach of its agreement not to voluntarily withhold Services, (iv) a breach of Section 15.1(f), or (v) a party’s violation of Law (collectively, the “Excluded Matters”).  The parties and their Affiliates’ liability to each other for Direct Damages arising out of or relating to the Excluded Matters and their respective indemnification obligations under ARTICLE XII arising under all of the MOAs during the Initial Term shall not exceed $25,000,000 in the aggregate (the “Excluded Matters Cap”).

13.4                           No Liability for Acts in Accordance with Instructions.  Notwithstanding anything to the contrary set forth in the Agreement or any related PSA, neither party shall be liable to the other party or any of its Affiliates with respect to any act or omission taken or not taken pursuant to the specific instruction, direction or request, in writing of such other party made through its authorized representative.

14.0                           PROVIDER Employees.

14.1                           Responsibility for PROVIDER Employees.  PROVIDER shall be responsible for all payments to its employees including any insurance coverage and benefit programs required by applicable law and regulation.  Nothing in this agreement shall constitute an employer-employee relationship between the employees of PROVIDER and the CUSTOMER.

15.0                           Representations, Warranties and Covenants.

15.1                           PROVIDER Representations.  PROVIDER represents, warrants and covenants that:

(a)                                  PROVIDER has the facilities, equipment, staff, experience and expertise to perform and provide the Services required hereunder;

(b)                                 PROVIDER is solvent and able to meet all financial obligations as they mature, and agrees to notify CUSTOMER promptly of any change in this status;

(c)                                  PROVIDER has the necessary power and authority to execute, deliver and perform its obligations under this Agreement and this Agreement has been or will be duly executed and delivered by PROVIDER and constitutes or will constitute the valid and binding agreement of PROVIDER, enforceable in accordance with its terms;

(d)                                 Subject to Section 6.3, the execution and delivery of this Agreement by PROVIDER and the consummation by PROVIDER of the transactions herein contemplated will not contravene any provision of applicable Law, and will not constitute a breach of or default under any agreement or other instrument or any decree, judgment or order to which PROVIDER is currently a party or by which PROVIDER is bound;

(e)                                  PROVIDER has provided to CUSTOMER a list referring to this paragraph which, to the knowledge of PROVIDER, sets forth all Software used by PROVIDER (other than such Software provided to PROVIDER by CUSTOMER) in the performance of the Services as of the Execution Date;

(f)                                    After the Execution Date, PROVIDER will not use any New Provider Materials in performing the Services without the prior written consent of CUSTOMER; and

(g)                                 After the Execution Date, PROVIDER will not enter into any material agreement for the purchase of Hardware or Third Party Software or enter into any material Third Party Agreements without the prior written consent of CUSTOMER.

15.2                           CUSTOMER Representations.  CUSTOMER represents, warrants and covenants that:

(a)                                  CUSTOMER has the necessary power and authority to execute, deliver and perform its obligations under this Agreement and this Agreement has been or will be duly executed and delivered by CUSTOMER and constitutes the valid and binding agreement of CUSTOMER, enforceable in accordance with its terms; and

(b)                                 The execution and delivery of this Agreement by CUSTOMER and the consummation by CUSTOMER of the transactions herein contemplated will not contravene any provision of applicable law, and will not constitute a breach of or default under any agreement or other instrument or any decree, judgment or order to which CUSTOMER is currently a party or by which CUSTOMER is bound.

15.3                           Approvals and Consents.  Each party shall be responsible for obtaining all approvals, permissions, consents or grants required or which may be required for such party to undertake its duties and responsibilities regarding any Services under this Agreement and any related PSA.  Additionally, each party shall provide such cooperation and support as may be necessary for the other party to secure such approvals, permissions, consents or grants.

15.4                           Cooperation.

(a)                                  The parties shall timely, diligently and on a commercially reasonable basis cooperate, facilitate the performance of their respective duties and obligations under this Agreement and each related PSA and reach agreement with respect to matters left for future review, consideration and/or negotiation and agreement by the parties, as specifically set forth in this Agreement and PSA.  Further, the parties shall deal and negotiate with each other and their respective Affiliates in good faith in the execution and implementation of their duties and obligations under this Agreement.

(b)                                 Not in limitation of Sections 12.2(d)(i) and (ii), the parties shall make good faith efforts to share (i) versions, patches, fixes and other modifications recommended or required by third party providers of Software provided hereunder by either party to the other prior to or after the Execution Date and (ii) information regarding the foregoing (i).

(c)                                  PROVIDER agrees, at CUSTOMER’S request and expense, to provide documentary information and any further assistance required in order to respond for CUSTOMER to state department of insurance or third party or administrative demands in regulatory or legal proceedings or in conjunction with formal department of insurance inquiries related to the Services performed by PROVIDER.  The assistance rendered by PROVIDER under this Section 15.4(c) shall include causing PROVIDER’s employees to travel to the United States to participate in or testify at regulatory or legal proceedings relating to the Services as required by Law or request of any Governmental Authority or as otherwise reasonably requested by CUSTOMER, provided, that CUSTOMER shall reimburse PROVIDER for the reasonable travel and living expenses incurred by such employees in accordance with CUSTOMER’s reimbursement policies generally applicable to CUSTOMER’s employees.

16.0                           Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be given or made (and shall be deemed to have been duly given or made if the sender has reasonable means of showing receipt thereof) by delivery in person, by reputable international courier service, by facsimile with receipt confirmed (followed by delivery of an original via reputable international courier service) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 16.0):

TO PROVIDER:
Attention:	Pramod Bhasin
Designation:	President & CEO
Address:	GE Towers, Sector Road, DLF City Phase V Sector Road, Sector 53, Gurgaon, Haryana
Fax:	91 124 235 6976
E-mail:	Pramod.Bhasin@geind.GE.com

Copy To:
Attention:	Raghuram Raju
Designation:	General Counsel
Address:	GE Towers, Sector Road, DLF City Phase V Sector Road, Sector 53, Gurgaon, Haryana
Fax:	91 124 235 6978
E-mail:	raghuram.raju@geind.ge.com

TO CUSTOMER:
Attention:	Scott McKay
Designation:	Senior Vice President, Operations & Quality
Address:	6620 West Broad Street, Richmond, VA 23230
Fax:	804/662-7766
E-mail:	scott.mckay@ge.com

Copy To:
Attention:	Leon Roday
Designation:	Senior Vice President and General Counsel
Address:	6620 West Broad Street, Richmond, VA 23230
Fax:	(804) 662-2414
E-mail:	Leon.Roday@ge.com

Attention:	Elana Edwards
Designation:	President
Address:	700 Main Street, Lynchburg, VA 24504
Fax:	(804) 662-7766
E-mail:	elana.edwards@ge.com

Attention:	Beth Wortman
Designation:	General Counsel
Address:	700 Main Street, Lynchburg, VA 24504
Fax:	(434) 948-5819
E-mail:	beth.wortman@ge.com

The parties may agree to additional notice requirements related to specific outsourcing projects from time to time.

17.0                           Intellectual Property.

Exhibit I of this Agreement sets forth certain additional rights and obligations of the parties with respect to intellectual property.

18.0                           Non-Compete.

18.1                           Limitations on Provision of Services.  From the Execution Date until the Volume Reduction Date, to the extent that PROVIDER provides such Services to CUSTOMER, PROVIDER shall not market, sell or provide the Services (including granting licenses to use or assigning any interest in any PROVIDER Licensed Technology, but excluding any such assignment in connection with a PROVIDER divestiture permitted pursuant to Section 1.6 of this Agreement) to any third party in the business of underwriting, marketing, issuing or administering any (i) life insurance, long-term care insurance, or annuities, (ii) mortgage insurance, or (iii) credit life, credit health, credit unemployment or credit casualty insurance products either directly or through a re-insurer; provided, however, that PROVIDER shall have a right to provide the Services to GE and its Affiliates or any party that was an Affiliate of GE on the Execution Date.

18.2                           Volume Reduction Date.  PROVIDER shall notify CUSTOMER of the potential occurrence of the Volume Reduction Date.  If, within ten (10) days of its receipt of such notice, CUSTOMER notifies PROVIDER of its intent to increase the volume of Services consumed by CUSTOMER such that the level of Dedicated FTEs or Customer-Controllable Revenues, as applicable, increases above the fifty percent (50%) threshold, and does so increase such volume within sixty (60) days of receipt of such notice, then the Volume Reduction Date shall not be deemed to have occurred.

18.3                           Equitable Relief.  PROVIDER acknowledges that any violation of the restrictions contained in the foregoing paragraph would result in irreparable injury to CUSTOMER, and PROVIDER further acknowledges that, in the event of its violation of any of these restrictions, CUSTOMER shall be entitled to obtain from any court of competent jurisdiction (in any jurisdiction) preliminary and permanent injunctive relief, regardless of the dispute resolution provisions set forth in Exhibit G, as well as damages to which it may be entitled under such provisions.

19.0                           Change Control Procedure.

If either party requests a modification of the Agreement or any PSA, including (i) a change to the scope of the Services, Dedicated FTEs, Performance Standards, or Charges under any PSA, (ii) a change to the Exhibits or Schedules to the Agreement, (iii) the addition of New Services, (iv) a change to the features, functionality, scalability or performance of the Services, or (v) any other change to the terms of the Agreement or any PSA, the requesting party’s Account Executive or his or her designee shall submit a written proposal in the form attached as Exhibit K (a “Change Order Request”) to the other party’s Account Executive describing such desired change.  Such party’s Account Executive shall review the proposal and reject or accept the proposal in writing within a reasonable period of time, but in no event more than thirty (30) days after receipt of the proposal.  If the proposal is rejected, the writing shall include the reasons for rejection.  If the proposal is accepted, the parties shall mutually agree on the changes to be made, if necessary, to the Agreement, the applicable PSA, or any applicable Exhibits.  All such changes shall be made only in a written Change Order signed by the Account Executive of each of the parties or his designee (authorized in writing by the applicable party), and thereafter embodied in the applicable documents by appropriate written addenda thereto executed by PROVIDER and CUSTOMER.

20.0                           Governance.

20.1                           PROVIDER Account Executive.

(a)                                  Designation and Authority.  Immediately after execution of this Agreement, PROVIDER shall designate a PROVIDER Account Executive for the PROVIDER engagement under this Agreement.  The PROVIDER Account Executive, and his/her designee(s), shall have the authority to act for and bind PROVIDER and its subcontractors in connection with all aspects of this Agreement.  All of CUSTOMER’s communications shall be sent to the PROVIDER Account Executive or his/her designee(s).

(b)                                 Selection. Before assigning an individual to the position of Account Executive, whether the person is initially assigned or subsequently assigned, PROVIDER shall:

(i)                                     notify CUSTOMER of the proposed assignment for CUSTOMER’s approval;

(ii)                                  introduce the individual to appropriate CUSTOMER representatives; and

(iii)                               consistent with law and PROVIDER’s reasonable personnel practices, provide CUSTOMER with any other information about the individual that is reasonably requested.

(c)                                  PROVIDER shall cause the person assigned to the position of Account Executive to maintain his or her principal office at a location designated by CUSTOMER and to devote all time and effort that is reasonably necessary to the provision of the Services under this

Agreement.  PROVIDER shall use commercially reasonable efforts to maintain the initial PROVIDER Account Executive at CUSTOMER for the minimum term of eighteen (18) months following the Execution Date, provided that any term that such Account Executive has already spent in his or her current position prior to the Execution Date shall be considered as a part of the 18-month period referred to herein, and each of the subsequent PROVIDER Account Executives for a minimum term of eighteen (18) months, unless such Account Executive (i) voluntarily resigns from PROVIDER, (ii) is dismissed by PROVIDER for (A) misconduct or (B) unsatisfactory performance in respect of his or her duties and responsibilities to CUSTOMER or PROVIDER, (iii) is unable to work due to his or her death, injury or disability, or (iv) is removed from the CUSTOMER assignment at the request of CUSTOMER.  Whenever possible, PROVIDER shall give CUSTOMER at least ninety (90) days advance notice of a change of the Account Executive or if such ninety (90) days notice is not possible, the longest notice otherwise possible.

(d)                                 Removal.  If CUSTOMER determines that it is not in the best interests of CUSTOMER for the PROVIDER Account Executive to continue in his or her capacity, then CUSTOMER shall give PROVIDER written notice requesting that the Account Executive be replaced.  PROVIDER shall replace the Account Executive as promptly as practicable, but, in any case, within thirty (30) days, in accordance with this Section 20.1.

20.2                           CUSTOMER Account Executive.

(a)                                  Designation and Authority.  Immediately after execution of this Agreement, CUSTOMER shall designate a CUSTOMER Account Executive for the PROVIDER engagement under this Agreement.  The CUSTOMER Account Executive and his/her designee(s) shall have the authority to act for and bind CUSTOMER and its contractors in connection with all aspects of this Agreement.  All of PROVIDER’s communications shall be sent to the CUSTOMER Account Executive or his/her designee(s).

(b)                                 Term.  CUSTOMER shall cause the person assigned to the position of Account Executive to devote substantial time and effort to the management of CUSTOMER’s responsibilities under this Agreement. Whenever possible, CUSTOMER shall give PROVIDER at least ninety (90) days advance notice of a change of the Account Executive or if such ninety (90) days notice is not possible, the longest notice otherwise possible.

20.3                           Key Employees of PROVIDER.  For this Agreement and each PSA executed pursuant hereto, PROVIDER shall notify CUSTOMER in writing of the names of all of the PROVIDER employees providing Services under each such agreement who are at the senior professional band and above (each a “Key Employee”).  Such notice shall be provided within thirty (30) days of the execution of this Agreement and each PSA.  PROVIDER shall use commercially reasonable efforts to maintain the initial Key Employees at CUSTOMER for the minimum term of eighteen (18) months following the Execution Date, provided that any term that such Key Employee has already spent in his or her current position prior to the Execution Date shall be considered as a part of the 18-month period referred to herein, and each of the subsequent Key Employees for a minimum term of eighteen (18) months, unless any such Key Employee (i) voluntarily resigns from PROVIDER, (ii) is dismissed by PROVIDER for

(A) misconduct or (B) unsatisfactory performance in respect of his or her duties and responsibilities to CUSTOMER or PROVIDER, (iii) is unable to work due to his or her death, injury or disability, or (iv) is removed from the CUSTOMER assignment at the request of CUSTOMER.  Whenever possible, PROVIDER shall give CUSTOMER at least ninety (90) days advance notice of a change of a Key Employee or if such ninety (90) days notice is not possible, the longest notice otherwise possible.  If CUSTOMER determines that it is not in the best interests of CUSTOMER for any Key Employee to continue in his or her capacity, then CUSTOMER shall give PROVIDER written notice requesting that such Key Employee be replaced.  PROVIDER shall replace the Key Employee as promptly as practicable, but, in any case, within thirty (30) days, in accordance with this Section 20.3.

20.4                           Meetings.

(a)                                  The parties will participate in an (i) annual budgeting and pricing process and a quarterly demand planning process as described in Section 2.9 and (ii) an annual business strategy and productivity enhancement process as directed by CUSTOMER.

(b)                                 CUSTOMER may call meetings from time to time with reasonable notice to be held by telephone or video conference to generally review matters relating to the terms and conditions of this Agreement and any PSA, the compliance of each of the parties herewith, and to consider policies, planning and performance relating to quality controls, production, efficiency and productivity, costs and any other special matter or matters of concern.  In addition, either party shall have the right to call meetings by telephone or video conference, as necessary, with reasonable notice to the other party, to discuss and resolve specific matters of concern as they occur.  All meetings shall be attended by the representatives of the parties who are responsible for performances as to those matters to be discussed.  Either party may also request an in-person meeting with reasonable notice to the other party.  The expenses for such meeting, including travel and lodging shall be borne by the party calling the meeting; however, such expenses will be agreed upon by the parties prior to such meeting.

20.5                           Operational Dispute Resolution.  As contemplated by Section 1.2 of Exhibit G, the parties may attempt to resolve Disputes in the normal course of business at the operational level as described in this Section 20.5.  The line managers of the parties shall attempt in good faith to resolve such Dispute through negotiation.  If the line managers cannot resolve the Dispute within a reasonable period of time, the Dispute shall be escalated by CUSTOMER to the applicable operations leader and by PROVIDER to the applicable service leader.  If such persons can not resolve the Dispute within a reasonable period of time, the Dispute shall be escalated to the Account Executives of both parties.  If the Dispute is not resolved by the Account Executives within a reasonable period of time or, in any case, if such Dispute is not resolved within ten (10) days after commencement of negotiations pursuant to this Section 20.5, the Dispute shall be handled in accordance with Exhibit G.

21.0                           Miscellaneous.

21.1                           Force Majeure.  No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or any related PSA, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event:  (i) notify the other parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible. The preceding sentence shall not relieve PROVIDER of its obligation to provide the Services described in the BCP/DRP Plans described in Section 1.2 hereof.  If PROVIDER’s performance is affected by Force Majeure for a period of more than ten (10) calendar days, then CUSTOMER may terminate this Agreement by giving written notice to PROVIDER before performance has resumed without payment of any amount other than accrued Charges.

21.2                           Independent Contractors.  The parties shall be and act as independent contractors, and under no circumstances shall this Agreement be construed as one of agency, partnership, joint venture or employment between the parties.  Each party agrees and acknowledges that it neither has nor will give the appearance or impression of having any legal authority to bind or commit the other party in any way.

21.3                           Failure to Object Not a Waiver.  The failure of either party to object to or to take affirmative action with respect to any conduct of the other party which is in violation of the terms hereof shall not be construed as a waiver thereof, nor of any future breach or subsequent wrongful conduct.

21.4                           Governing Law.  This Agreement is to be governed by and construed and interpreted in accordance with the laws of Virginia of the United States of America, which is applicable to contracts wholly made and performed therein.  PROVIDER hereby submits to the jurisdiction of all courts where CUSTOMER is authorized to do business and all courts of the United States.  Any action in regard to the contract or arising out of its terms and conditions shall be instituted and litigated in the United States.

21.5                           No Third-Party Beneficiaries.  Except as provided in Section 12.0 with respect to Indemnified parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

21.6                           Public Announcements.  The parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the PSAs, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

21.7                           Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement (including the PSAs and the attachments hereto and thereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to such subject matter, provided, that, unless otherwise expressly agreed by the parties, matters arising prior to the Execution Date shall be governed by the provisions of the Master Outsourcing Agreement (including the PSAs and attachments thereto) as in effect prior to such date.

21.8                           Amendment.  No provision of this Agreement or any PSA may be amended or modified except by a written instrument signed by all the parties to such agreement.  No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving.  The waiver by any party hereto of a breach of any provision of this Agreement or any PSA shall not operate or be construed as a waiver of any other subsequent breach.

21.9                           Rules of Construction.  Interpretation of this Agreement and the PSAs shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, Schedule and Exhibit are references to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement and the PSAs unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the PSAs, and (f) this Agreement and the PSAs shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  In the event of any apparent conflict between the provisions of this Agreement, any Exhibit to this Agreement or any PSA, such provisions shall be construed so as to make them consistent to the extent possible, and if such is not possible, then the parties will negotiate in good faith to resolve such conflicts in a commercially reasonable manner.  If the parties are unable to resolve such conflicts, then the provisions of this Agreement shall control, provided, that the provisions of Exhibit B shall control over the provisions of the Agreement and any other Exhibits.  In the event of any conflict between the provisions of this Agreement and any PSA, the provisions of this Agreement shall control.

21.10                     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

21.11                     Remedies Not Exclusive.  No remedy herein conferred upon or reserved to a party is intended to be exclusive of any other remedy available at law or in equity, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity, by statute or otherwise.

21.12                     Dispute Resolution.  Any dispute, controversy or claim arising out of or relating to this Agreement or any related PSA, or the validity, interpretation, breach or termination of any provision of this or PSA shall be resolved in accordance with the dispute resolution process set forth in Exhibit G hereof.

21.13                     Language.  All PSAs, documents, exhibits, schedules, deliverable items, notices and communications of any kind relating to this Agreement and the PSAs shall be made in the English language.

21.14                     Survival.  The following sections of this Agreement shall survive termination of this Agreement and any PSA:

9.0	Obligations on Expiration and Termination
11.0	Confidentiality
12.0	Indemnities
13.0	Limitation of Liability
16.0	Notices
17.0	Intellectual Property
18.0	Miscellaneous

22.0                           Attachments.

The following Exhibits are attached hereto and are incorporated into this Agreement:

Exhibit A	Definitions
Exhibit B	Local Modifications to Master Agreement
Exhibit C	Form of PSA
Exhibit D	BCP/DRP Plans
Exhibit E	Security Procedures
Exhibit F	Pricing Template
Exhibit G	Dispute Resolution
Exhibit H	Carve-Out Option
Exhibit I	Intellectual Property
Exhibit J	Business Associate Addendum
Exhibit K	Change Control Procedure
Exhibit L	MOAs and PSAs

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.

First Colony Life Insurance Company

By:

Its:

GE Capital International Services

By:

Its:

EXHIBIT A

Definitions

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Government Authority or any arbitration or mediation tribunal.

“Addendum” means the terms which are supplemental to and/or deviate from this Agreement as set forth in Exhibit B.

“Agreement” means this Agreement, as amended and/or supplemented as set forth in Exhibit A, together with the other Exhibits and Schedules hereto.

“Affiliate” means (and, with a correlative meaning, “affiliated”) means, with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person; provided, however, that from and after the Execution Date, no member of the Genworth Group shall be deemed an Affiliate of any member of the GE Group for purposes of this Agreement and no member of the GE Group shall be deemed an Affiliate of any member of the Genworth Group for purposes of this Agreement.  As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies or the power to appoint and remove a majority of directors (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“After Tax Basis” shall have the meaning given in Section (c) hereof.

“Appraiser” shall have the meaning given in Exhibit A

Bankruptcy Code” has the meaning set forth in Section 2.04 of Exhibit I.

“Base Cost” shall be PROVIDER’s actual direct cost of providing the Services reasonably and equitably determined to be attributable to CUSTOMER by PROVIDER for each year.  The elements of PROVIDER’s direct cost are described in the attached Exhibit L, and shall take into account productivity gains or losses.

“Baseline Charges” has the meaning set forth in Section 2.1.

“Baseline FTEs” means the number of Dedicated FTEs employed by PROVIDER and its Affiliates to perform the Services under all of the MOAs as of the Execution Date, as agreed upon by the parties.  Upon the occurrence of any event that reduces the number of Dedicated FTEs employed by PROVIDER to perform Services under the MOAs (including any transfer by PROVIDER of operations, but excluding the effects of productivity improvements), other than at the direction of any member of the Genworth Group, the Baseline FTEs shall be reduced to reflect the reduction in the numbers and classes of Dedicated Employees affected by such change.

“Baseline Customer-Controllable Revenues” means the budgeted aggregate Compensation and Benefits expense (as defined in Exhibit F) of the Baseline FTEs for the first twelve months of the Initial Term, as agreed upon by the parties.  Upon the occurrence of any event that reduces the number of Dedicated FTEs employed by PROVIDER to perform Services under the MOAs (including any transfer by PROVIDER of operations, but excluding the effects of productivity improvements), other than at the direction of any member of the Genworth Group, the Baseline Customer-Controllable Revenues shall be reduced to reflect the reduction in the numbers and classes of Dedicated Employees affected by such change.

“BCP/DRP Plans” shall have the meaning given such term in Section 1.2 hereof.

“Carve-Out” means the process set forth in Exhibit H commencing upon the election by CUSTOMER of the Carve-Out Option.

“Carve-Out Conditions” shall have the meaning given such term in Exhibit H hereof.

“Carve-Out Option” shall have the meaning given in Section 9.2 hereof.

“Carve-Out Resources” shall have the meaning given such term in Exhibit H hereof.

“Change Control Procedure” means the procedure set forth in Section 19.0 and Exhibit H for amending the Agreement including (i) a change to the scope of the Services, Dedicated FTEs, Performance Standards, or Charges under any Transaction Document, (ii) a change to the Exhibits or Schedules to this Agreement, (iii) the addition of New Services, (iv) a change to the features, functionality, scalability or performance of the Services, and (v) any other change to the terms of this Agreement or PSA.

“Change of Control” (of CUSTOMER) means any (i) consolidation or merger of GENWORTH with or into another entity or entities (whether or not GENWORTH is the surviving entity), excluding any such consolidation or merger with or into an Affiliate of GENWORTH or GE or an Affiliate of GE, (ii) any sale or transfer by GENWORTH of fifty percent (50%) or more of its assets, excluding any such sale to an Affiliate of GENWORTH or to GE or an Affiliate of GE, (iii) any sale, transfer or issuance or series of sales, transfers or issuances of shares or other voting securities of GENWORTH by GENWORTH or the holders thereof, as a result of which one holder, or a group of holders acting in concert (other than GE or an Affiliate of GE), acquires the voting power (under ordinary circumstances) to elect a majority of the directors of GENWORTH.  Notwithstanding the foregoing, no transaction of the type described in clauses (i), (ii) or (iii) of this Section shall constitute a Change of Control if, as of immediately following such transaction, persons that possess the voting power (under ordinary circumstances) to elect a majority of the directors of GENWORTH as of immediately prior to such transaction continue to hold (directly or indirectly) such voting power.

“Change of Control” (of PROVIDER) shall have the meaning given such term in Exhibit H hereof.

“Change Order” means a document that amends the Agreement, including the changes described in (i) through (v) of the definition of “Change Control Procedure,” executed pursuant to the Change Control Procedure, in substantially the form set forth in Exhibit H.

“Change Order Request” has the meaning given in Section 19.0 hereof.

“Charges” shall have the meaning given such term in Section 2.1

“Common Termination Date” shall have the meaning given such term in Section 7.1 hereof.

“Contract Year” means the calendar year or any portion thereof (e.g. the initial Contract Year shall be the period from the Execution Date through December 31, 2004).

“Cost Factor” shall have the meaning given such term in Section 2.2 hereof.

“CPR” shall have the meaning given such term in Exhibit G hereof.

“CPR Arbitration Rules” shall have the meaning given such term in Exhibit G hereof.

“CUSTOMER Confidential Information” shall have the meaning given such term in Section 11.1 hereof.

“Customer-Controllable Revenue” means the aggregate salaries of the Dedicated FTEs.

“CUSTOMER Licensed Technology” means all Technology and Intellectual Property owned by CUSTOMER or its Affiliates and provided to PROVIDER (or its authorized subcontractors in accordance with Section 10) by CUSTOMER or its Affiliates for use or necessary for use in the provision of the Services (which, for the avoidance of doubt, does not include any Technology or Intellectual Property owned by a third party). CUSTOMER Licensed Technology shall include Technology or Intellectual Property developed by PROVIDER (or its authorized subcontractors in accordance with Section 10) and owned by CUSTOMER, except as otherwise provided in the Agreement or any PSA relating to such developed Technology or Intellectual Property.

“Dedicated FTEs” shall mean the full-time equivalent employees, including supervisors, direct support personnel (e.g. trainers) and other members of the PROVIDER management identified and agreed to by CUSTOMER, dedicated to the performance of the Services from time to time.

“Delayed Transfer Legal Entities” means Financial Assurance Company Limited, Financial Insurance Company Limited, Consolidated Insurance Group Limited, GE Financial Assurance Compania de Seguros y Reaseguros de Vida SA and GE Financial Insurance Compania de Seguros y Reaseguros SA.

“Direct Damages” means actual, direct damages incurred by the claiming party which include, by way of example (a) erroneous payments made by PROVIDER or CUSTOMER as a result of a failure by PROVIDER to perform its obligations under an MOA or PSA, (b) the costs to correct any deficiencies in the Services, (c) the costs incurred by CUSTOMER to transition to another provider of Services and/or to take some or all of such functions and responsibilities in-house, (d) the difference in the amounts to be paid to PROVIDER hereunder and the charges to be paid to such other provider and/or the costs of providing such functions, responsibilities and tasks in-house, and (e) similar damages.  “Direct Damages” shall not include, and neither party or its Affiliates shall be liable for, any indirect, special, incidental, exemplary, punitive or consequential damages (including, without limitation, any loss of data or records, lost profits or other economic loss) arising out of its breach, negligence or any of the Excluded Matters, even if the other party or its Affiliates have been advised of the possibility of or could have foreseen such damages, provided that any such damages relating to a Third Party Claim shall be considered Direct Damages.  For the avoidance of doubt, PROVIDER shall remain liable for all Direct Damages regardless of whether such damages are the subject of any reinsurance arrangement entered into by CUSTOMER.  Direct Damages shall be calculated and paid on an After-Tax Basis, net of Insurance Proceeds, in the manner described in Section 12.3.

“Discount Factor” shall have the meaning given such term in Sections 2.2 and 2.4 hereof.

“Dispute” shall have the meaning given such term in Exhibit G hereof.

“Excluded Matters” shall have the meaning given such term in Section 13.3 hereof.

“Excluded Matters Cap” shall have the meaning given such term in Section 13.3 hereof.

“Execution Date” means the date of this Agreement as set forth on the first page hereof.

“Facility” shall have the meaning given such term in Exhibit H hereof.

“Fair Market Value” shall have the meaning given such term in Exhibit H hereof.

“Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not have been foreseen by such party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“GAAP” means generally accepted accounting principles prevailing from time to time in the applicable jurisdiction.

“GE” means General Electric Company.

“GE Group” means GE and each Person (other than any member of the Genworth Group) that is an Affiliate of GE immediately after the Execution Date.

“Genworth” shall have the meaning given such term in the recitals of this Agreement.

“Genworth Business” means the businesses of (a) the members of the Genworth Group; (b) GEFAHI; (c) the Delayed Transfer Legal Entities and (d) those terminated, divested or discontinued businesses of the members of Genworth Group, other than those listed on Schedule A-1.

“Genworth Common Stock” means the Class A Common Stock, $0.0001 par value per share and the Class B Common Stock, $0.0001 par value per share, of Genworth.

“Genworth Group” means Genworth, each Subsidiary of Genworth immediately after the Execution Date and each other Person that is either controlled directly or indirectly by Genworth immediately after the Execution Date; provided, that certain assets referred to by the parties as “Delayed Transfer Asset,” that are transferred to Genworth at any time following the Closing shall, to the extent applicable, be considered part of the Genworth Group for all purposes of this Agreement.

“Genworth Records Management Policies” means the Genworth Records Management Policy adopted by Genworth and provided to GECIS, as amended from time to time.

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality whether federal, state, local or foreign (or any political subdivision thereof), and any tribunal, court or arbitrator(s) of competent jurisdiction.

“Hardware” shall have the meaning given such term in Exhibit H hereof.

“HIPPA” shall have the meaning given such term in Exhibit J hereof.

“Improvement” means any modification, derivative work or improvement of any Technology.

“Indemnity Payment” shall have the meaning given such term in Section 12.3 hereof.

“Indemnified Party” shall have the meaning given such term in Section 12.3 hereof.

“Indemnifying Party” shall have the meaning given such term in Section 12.3 hereof.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, including customer and/or consumer non-public personal financial information, non-public health information and protected health information as defined by applicable Law.

“Initial Notice” shall have the meaning given such term in Exhibit G hereof.

“Initial Term” shall have the meaning given such term in Section 5.1 hereof.

“Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; (b) paid by an insurance carrier on behalf of the insured; or (c) received (including by way of set off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States or any other foreign jurisdiction: (i) patents, patent applications (along with all patents issuing thereon), statutory invention registrations, divisions, continuations, continuations-in-part, substitute applications of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by international treaties or conventions, (ii) copyrights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise, (iii) trade secrets, (iv) intellectual property rights arising from or in respect of Technology and (v) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) – (v) above.  As used in this Agreement, the term “Intellectual Property” expressly excludes (x) trademarks, service marks, trade dress, logos and other identifiers of source, including all goodwill associated therewith and all common law rights, registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing and (y) intellectual property rights arising from or in respect of domain names, domain name registrations and reservations (all of the foregoing collectively, the “Trademarks”).

“Key Employee” shall have the meaning given in Section 20.3 hereof.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, order or other requirement enacted, promulgated, issued or entered by a Governmental Authority, including without limitation, the Gramm-Leach-Bliley Act, its implementing regulations, applicable state privacy laws, and HIPPA.

“Liabilities” shall have the meaning given such term in Section 12.1.

“Licensed Products and Services” means those products and services that use, practice or incorporate the Licensor’s Intellectual Property or Technology.

“Licensee” means a Person receiving a license or sublicense under Exhibit I.

“Licensor” means a Person granting a license or sublicense under Exhibit I.

“Mission Critical” operations shall mean those operations identified by CUSTOMER from time to time as mission critical in one (1) or more written notices to PROVIDER.

“MOAs” means (i) all of the Amended and Restated Master Outsourcing Agreements entered into between Affiliates of Genworth and PROVIDER in connection with that certain Outsourcing Services Separation Agreement dated         , 2004 between Genworth, PROVIDER, General Electric Company and General Electric Capital Corporation, and (ii) all PSAs executed pursuant to such Amended and Restated Master Outsourcing Agreements, all as identified by the parties as of the Execution Date.

“New Provider Materials” means all Software first used by PROVIDER or its Affiliates or their Representatives in performing the Services after [the Execution Date].

“New Services” shall have the meaning given such term in Section 1.7 hereof.

“Non-exclusive Employees” shall have the meaning given such term in Exhibit H hereof.

“Notification Date” shall have the meaning given such term in Section 7.2 hereof.

“Payment Date” shall have the meaning given such term in Section 3.5 hereof.

“Payment Default Notice” shall have the meaning given such term in Section 3.5 hereof.

“Performance Standards” means the performance requirements for PROVIDER set forth in any PSA.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or other entity.

“PROVIDER Licensed Technology” means all Technology and Intellectual Property owned by PROVIDER or its Affiliates and used in the provision of the Services under the Agreement and PSAs (which, for the avoidance of doubt, does not include any Technology or Intellectual Property owned by a third party).

“PROVIDER Confidential Information” has the meaning given such term in Section 11.2 hereof.

“PROVIDER Divestiture” shall have the meaning given such term in Section 1.6 hereof.

“PROVIDER Employees” shall have the meaning given such term in Exhibit H hereof.

“PSA(s)” means the Project Specific Agreements entered into between the parties under the original Master Outsourcing Agreement and hereafter and certain other services agreements entered into between the parties, all of which are and shall be listed on Exhibit G hereof.

“Renewal Period” shall have the meaning given such term in Section 5.2 hereof.

“Response” shall have the meaning given such term in Exhibit G hereof.

“SAP” means statutory accounting practices mandated by state law or regulation.

 “Service Hours” shall have the meaning given such term in Section 6.1 hereof.

“Services” means (a) any services described in a PSA, (b) the services described in the BCP/DRP Plans, and (c) any other functions, responsibilities, tasks not specifically described in the Agreement or PSA which are required for the proper performance of and provision of the above services, or are an inherent part of, or necessary subpart included within, such services.

“Services Transfer Assistance” shall have the meaning given such term in Section 9.1 hereof.

“Simple Breach Cap” shall have the meaning given such term in Section 13.2 hereof.

“Software” means the object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“System” shall have the meaning given such term in Section 6.1 hereof.

“Taxes” shall have the meaning given such term in Section 2.6 hereof.

“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, programs, models, routines, databases, tools, inventions, creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Third Party Agreements” shall have the meaning given such term in Exhibit H hereof.

“Third Party Claim” shall have the meaning given such term in Section 12.1 hereof.

“Third Party Software” shall have the meaning given such term in Exhibit H hereof.

“Trigger Date” means the first date on which members of the GE Group cease to beneficially own (excluding for such purposes shares of Genworth Common Stock beneficially owned by GE but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of GE being a sponsor of or advisor to a mutual or similar fund that beneficially owns shares of Genworth Common Stock) more than fifty percent (50%) of the outstanding Genworth Common Stock.

“Volume Reduction Date” means the date on which either (i) the number of Dedicated FTEs used by PROVIDER to perform the Services for CUSTOMER and its Affiliates under all of the MOAs, or (ii) the annualized Customer-Controllable Revenues relating to Dedicated FTEs performing Services for CUSTOMER and its Affiliates under all of the MOAs are less than fifty percent (50%) of the Baseline FTEs or Baseline Customer-Controllable Revenues, respectively.

Schedule A-1

Discontinued Businesses

GE Property & Casualty Insurance Company

GE Casualty Insurance Company

GE Indemnity Insurance Company

GE Auto & Home Assurance Company

Bayside Casualty Insurance Company

EXHIBIT B

Local Modifications to Master Agreement

None

EXHIBIT C

Form of PSA

PROJECT SPECIFIC AGREEMENT

This Project Specific Agreement (“PSA”) is entered into on         , 200  by [NAME] (hereafter “CUSTOMER”) and [GE Capital International Services] (hereafter “PROVIDER”).

WHEREAS, CUSTOMER and PROVIDER are parties to that certain Amended and Restated Master Outsourcing Agreement between CUSTOMER and PROVIDER dated       , 200  (“ARMOA”);

WHEREAS, CUSTOMER now desires that PROVIDER provide certain services to CUSTOMER and PROVIDER desires to provide such services pursuant to the terms of the ARMOA;

WHEREAS, this PSA defines certain rights and liabilities of the parties with respect to [Insert general Project Name or Type of Service]; and

WHEREAS, capitalized terms used herein and not defined shall have the meaning given such terms in the ARMOA.

NOW THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

(1)                       Incorporation of ARMOA by Reference.  The provisions of the ARMOA are hereby incorporated in their entirety into this PSA by reference.

The ARMOA provides substantive terms that the parties agree will govern and define their rights and liabilities in this PSA.  The ARMOA defines many fundamental provisions including, but not limited to, a description of the conditions under which the parties may terminate this PSA, confidentiality requirements, contractual remedies, limitations on assignment and subcontracting, indemnification rights, intellectual property rules, limitation of liability, particular representations and warranties made by the parties, and jurisdictional issues.  The PSA shall be governed by the terms and conditions stated in the ARMOA.

The provisions of this PSA set forth below describe the term of this PSA, the Services to be performed, performance standards, if any, fees that may be charged, regulatory rules applicable to the Services, and other particulars not otherwise described in the ARMOA.

In the event of any conflict between the provisions of the ARMOA and this PSA, the ARMOA shall control.  The parties to this PSA may deviate from any terms and conditions of the ARMOA, only to the extent that the ARMOA permits such deviation. Otherwise, such deviations are not permissible.

(2)                       Term.  This PSA shall commence on the execution date of this PSA and shall continue for so long as the ARMOA is effective.  [The PSA should run concurrently with the ARMOA unless the parties agree otherwise.]

(3)                       Description of Services.

(a)                                  The services to be performed by PROVIDER are described below and in Exhibit A to this PSA (the “Services”).  The Services will be performed with the oversight of and in conjunction with the offices of CUSTOMER located in the United States of America.

(b)                                 Services generally shall be performed by PROVIDER at certain times of the day to provide for reasonable overlap of common working hours between PROVIDER and CUSTOMER.

(c)                                  [To the extent CUSTOMER requires specific back-up requirements for records constituting CUSTOMER’s books of account, such requirements should be inserted in this Section 3, or if such requirements are regulatory in nature, in Section 6 below.  The inclusion of specific back-up requirements may increase the Baseline Charges for the Services.]

(4)                       Performance Standards.

(a)                                  PROVIDER shall perform the Services in conformance with CUSTOMER’s guidelines and procedures for the Services as agreed to by the parties and attached as Schedule   .

(b)                                  [Section 4.1 of the ARMOA contemplates the insertion of Performance Standards, if any, for the Services.  Insert any additional Performance Standards applicable to this PSA as new subsections of this Section 4 or as a new Schedule to this PSA.]

(c)                                  [Section 4.2 of the ARMOA contemplates measuring the Performance Standards monthly, but allows for deviations.  If different measurement periods are desired, such should be inserted in this Section 4.]

(5)                       Fees.

(a)                                  CUSTOMER agrees to pay the following Baseline Charges to PROVIDER for performance of the Services:  [Insert FTE rate].  [Please note that Exhibit A to the ARMOA requires Baseline Charges for new PSAs to be defined in each PSA.  The Baseline Charges must be an FTE rate to avoid problems with the pricing adjustment, volume reduction and non-compete provisions of the ARMOA.]

At the time of execution of the PSA, the parties expect that    no. of FTEs will be required to complete the Services.  The volume of services required under this PSA may increase during the term of the PSA.  In case the volume increases during the term, the parties may agree to increase the number of FTEs providing the Services under the PSA, provided that such number will not exceed        .  [Insert the maximum cap of FTE here. The number of FTEs may be changed outside this range in accordance with the Change Control Procedure in Section 19.0 of the ARMOA.]

(b)                                 [To the extent the fee structure is subject to regulation and the applicable requirements are not addressed in the ARMOA, include such requirements here.  For instance, certain existing PSAs require PROVIDER to satisfy certain expense and cost allocation requirements, such as New York Insurance Department Regulation No. 33].

(6)                       Regulatory Matters.

(a)                                  PROVIDER shall (i) assist and cooperate with CUSTOMER with respect to any regulatory examination or investigation of CUSTOMER or legal proceeding involving CUSTOMER, (ii) make available personnel with detailed knowledge of the Services to meet with CUSTOMER or any regulatory agency with jurisdiction over CUSTOMER at such place as may be requested by CUSTOMER or such regulatory agency, and (iii) employ a compliance officer to monitor the performance of the Services.

(b)                                  [Section 4.3 of the ARMOA requires PROVIDER to perform the Services in compliance with all applicable Laws, stock exchange rules or generally accepted, statutory or regulatory accounting or actuarial principles specified in a PSA.  Therefore, any specific rules that CUSTOMER must require PROVIDER to comply with in performing the Services should be set forth in this Section 6.  For instance, an existing PSA requires that: “CUSTOMER records must be maintained by PROVIDER and CUSTOMER in accordance with applicable laws and regulations including, but not limited to, New York Insurance Department Regulation No. 152 (11 NYCRR Part 243).” However, please review Exhibit B to the ARMOA to ensure the specific rules have not already been included there.] Customer shall have the responsibility to inform the Provider about specific compliance and/ or regulatory requirements that the Provider needs to comply with and provide regular updates and training regarding the same.

(7)                       Remedies.  [Insert additional remedies, if any, agreed to by the parties.  See Section 4.4 of the ARMOA.]

(8)                       Intellectual Property

(a)                                  [Under Section 1.02 of Exhibit I to the ARMOA, all Technology and Intellectual Property developed jointly by the parties will be owned by PROVIDER.  However, the parties may agree otherwise in a PSA.  Therefore, any deviations from this rule should be specified in this Section 8.]

(b)                                  [Schedule I-1 of Exhibit I to the ARMOA contains a list of Technology and Intellectual Property which may not be sublicensed, assigned or otherwise provided to a third party by CUSTOMER without the written consent of General Electric Company.  Section 2.01(e) of Exhibit I to the ARMOA allows the parties to add additional intellectual property to this list for a particular PSA.]

(c)                                  [Section 2.02(e) of Exhibit I to the ARMOA states that PROVIDER will have no license to any CUSTOMER Licensed Technology following the termination of the ARMOA or any related PSA, unless the ARMOA or PSA provides otherwise.  Therefore, to the extent the parties desire that PROVIDER continue to license certain CUSTOMER Licensed Technology after termination, this should be inserted in this Section 8.]

(d)                                  [Section 5.03(a) of Exhibit I to the ARMOA states that CUSTOMER, on behalf of itself and its Affiliates, assumes all risk and liability with their use of the PROVIDER Licensed Technology, subject to any exclusions set forth in the ARMOA or PSA.  Therefore, any exclusions to this rule should be inserted in this Section 8.]

(e)                                  [Section 5.03(b) of Exhibit I to the ARMOA states that PROVIDER, on behalf of itself and its Affiliates, assumes all risk and liability with their use of the CUSTOMER Licensed Technology, subject to any exclusions set forth in the ARMOA or PSA.  Therefore, any exclusions to this rule should be inserted in this Section 8.]

(f)                                    [Section 5.04 of Exhibit I to the ARMOA states that the parties may agree in any PSA to amend the terms and conditions of licenses granted under Exhibit I to the ARMOA.  Therefore, any additional or different licensing terms should be included in this Section 8.]

(9)                       Other Matters.

(a)                                  Provider will have access to the System during the following time periods: [Insert time periods] (“Service Hours”).  [Please refer to Section 6.1 of the ARMOA which contemplates that each PSA will define the “Service Hours” applicable to such PSA.  CUSTOMER may also desire to define the parameters or scope of “access” in this Section 9 of the PSA.]

(b)                                  [Section 16.0 of the ARMOA contains notice information for the parties.  If representatives at the PSA level are different than the ARMOA level representatives, the parties should consider inserting additional notice information under this Section 9.]

(c)                                  If known, the process owners for each party should be inserted into this Section 9.

(d)                                 PROVIDER represents and warrants to CUSTOMER that

(i)                                     PROVIDER has the necessary power and authority to execute, deliver and perform its obligations under this PSA and this PSA has been or will be duly executed and delivered by PROVIDER and constitutes or will constitute the valid and binding agreement of PROVIDER, enforceable in accordance with its terms; and

(ii)                                  The execution and delivery of this PSA by PROVIDER and the consummation by PROVIDER of the transactions herein contemplated will not contravene any provision of applicable Law, and will not constitute a breach of or default under any agreement or other instrument or any decree, judgment or order to which PROVIDER is currently a party or by which PROVIDER is bound.

(e)                                  CUSTOMER represents and warrants to PROVIDER that

(i)                                     CUSTOMER has the necessary power and authority to execute, deliver and perform its obligations under this PSA and this PSA has been or will be duly executed and delivered by CUSTOMER and constitutes or will constitute the valid and binding agreement of CUSTOMER, enforceable in accordance with its terms; and

(ii)                                  The execution and delivery of this PSA by CUSTOMER and the consummation by CUSTOMER of the transactions herein contemplated will not contravene any provision of applicable Law, and will not constitute a breach of or default under any agreement or other instrument or any decree, judgment or order to which CUSTOMER is currently a party or by which CUSTOMER is bound.

(10)                 FURTHER, THE PARTIES AGREE THAT THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES RELATING TO THIS SUBJECT SHALL CONSIST OF 1) THIS PSA AND 2) THE ARMOA, INCLUDING AMENDMENTS TO THOSE DOCUMENTS FROM TIME TO TIME EXECUTED BY THE PARTIES.  THIS STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES SUPERSEDES ALL PROPOSALS OR OTHER PRIOR AGREEMENTS, ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN THE

PARTIES RELATING TO THE SUBJECT DESCRIBED HEREIN.

[signatures appear on the following page]

IN WITNESS WHEREOF, authorized representatives of the parties have duly executed this PSA, as of the day and year first written above.

[CUSTOMER ENTITY]

By:

Name:

Title:

[GE CAPITAL INTERNATIONAL SERVICES]

By:

Name:

Title:

Exhibit A

Services

EXHIBIT D

BCP/DRP Plans

As of the Execution Date, CUSTOMER has identified the operational processes set forth in the table below as “Mission Critical” with respect to the Services provided under all of the MOAs.  PROVIDER shall provide under this Agreement the Services described in the referenced BCP/DR Plans to the extent the related processes are included within the Services performed under this Agreement.  The references to the BCP/DR Plans set forth in the table below include such BCP/DR Plans as they may be amended or supplemented from time to time by agreement of the parties.

Business	Process ID	BCP/DR Plan Reference
GEMICO	2052	*
GEMICO	2051	*
GEMICO	2050	*
GEMICO	2049	*
GEMICO	2048	*
GEMICO	2047	*
GEFA	2627	*
GEFA	1761	*
GEFA	1284	*
GEFA	1969	*
GEFA	1754	*
GEFA	1747	*
GEFA	1746	*
GEFA	1745	*
GEFA	1744	*

GEFA	1272	*
GEFA	1991	*
GEFA	2658	*
GEFA	3145	*
GEFA	1266	*
GEFA	1741	*
GEFA	2311	*
GEFA	1739	*
GEFA	1962	*
GEFA	2491	*
GEFA	1243	*
GEFA	1257	*
GEFA	2246	*
GEFA	1960	*
GEFA	1759	*
GEFA	3381	*
GEFA	3384	*

*As provided by PROVIDER to CUSTOMER by email from       to         on          , 2004.

D-2

EXHIBIT E

Security Procedures

After the Execution Date, Provider shall comply with (i) the security procedures and policies generally applicable within the General Electric Company and its subsidiaries and as observed by PROVIDER immediately prior to the Execution Date, and (ii) such other security procedures and policies as CUSTOMER may direct, provided, that GECIS shall be entitled to recover its cost of complying with such procedures and policies as part of the Charges for the Services established pursuant to Section 2 and Schedule F.

EXHIBIT F

Pricing Template

**

EXHIBIT G

Dispute Resolution

The following provisions shall govern any Dispute arising under the Agreement or the PSAs:

1.1                                 General Provisions.

(a)                                  Any dispute, controversy or claim arising out of or relating to this Agreement or any PSA, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Exhibit G, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b)                                 Commencing with a request contemplated by Section 1.2 set forth below, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 1.3 set forth below, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

(c)                                  The parties expressly waive and forego any right to (i) punitive, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages, and (ii) trial by jury.

(d)                                 The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

(e)                                  All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Exhibit G are pending.  The parties will take such action, if any, required to effectuate such tolling.

1.2                                 Consideration by Senior Executives.

If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of President and CEO of the respective business entities involved in such Dispute.  Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”).  Fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”).  The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  Such executives will meet in person or by telephone within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.

1.3                                 Mediation.

If a Dispute is not resolved by negotiation as provided in Section 1.2 within forty-five (45) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect.  The parties will select a mediator from the CPR Panels of Distinguished Neutrals.  Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.

1.4                                 Arbitration.

(a)                                  If a Dispute is not resolved by mediation as provided in Section 1.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).  The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

(b)                                 The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal shall be composed of three arbitrators, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules.  The arbitration shall be conducted in New York City.  Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party.  A written transcript of the proceedings shall be made and furnished to the parties.  The arbitrators shall determine the Dispute in accordance with the law of the State of New York, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement, or the applicable MOA or PSA, according to its terms, provided that the provisions relating to arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

(c)                                  The parties agree to be bound by any award or order resulting from any arbitration conducted in accordance with this Section 1.4 and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 1.4 may be entered and enforced in any court having jurisdiction thereof.

(d)                                 Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 1.4(c) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law, or (iii) for interim relief as provided in paragraph (e) below. For purposes of the foregoing, the parties hereto submit to the non-exclusive jurisdiction of the courts of the State of New York.

G-2

(e)                                  In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable.  If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief.  Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

Each party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Exhibit G.

1.5                                 Continued Performance.

The parties agree to continue to perform their respective obligations under this Agreement and any related PSA during a Dispute.

G-3

EXHIBIT H

Carve-Out Option

1.0                                 Affected Carve-Out Resources.  (a)  If the Carve-Out Option is exercised in connection with any Carve-Out Condition other than a PROVIDER Divestiture, the Carve-Out Option shall be exercisable for all, but not less than all, of the Carve-Out Resources used by PROVIDER in connection with all of the then-outstanding MOAs and related PSAs.

(b)                                 If the Carve-Out Option is exercised in connection with a PROVIDER Divestiture, the Carve-Out Option shall be exercisable for all, but not less than all, of the Carve-Out Resources used by PROVIDER in connection with Services transferred to the acquiror as part of the PROVIDER Divestiture.

2.0                                 Warranty.  As of the date hereof, PROVIDER represents and warrants that to its knowledge there is no law or existing contractual obligation of PROVIDER that would materially impair the exercise of the Carve-Out Option by CUSTOMER with relation to any material Hardware, Third-Party Software or PROVIDER Licensed Technology, or to any PROVIDER Employees, except to the extent expressly disclosed to and approved in writing by CUSTOMER.

3.0                                 Notice. CUSTOMER shall notify PROVIDER of its exercise of the Carve-Out Option (i) at the expiration of the Initial Term, within fifteen (15) days following the Notification Date; (ii) within fifteen (15) days of notice to PROVIDER of its intent to terminate the affected PSAs in the case of a Material Breach, (iii) within one hundred twenty (120) days following a Change of Control of PROVIDER, and (iv) within thirty (30) days of PROVIDER’s notice to CUSTOMER of a PROVIDER Divestiture.

4.0                                 Consents. CUSTOMER and PROVIDER shall cooperate with each other and shall use commercially reasonable efforts to obtain any approvals, permissions, consents or grants required for CUSTOMER to exercise the Carve-Out Option with relation to all Carve-Out Resources, including Third Party Software and Third Party Agreements.

5.0                                 No Carve-Out Option for Acquiror.  No acquiror of a business operation divested by CUSTOMER shall be entitled to exercise the Carve-Out Option.

6.0                                 Definitions. As used in this Exhibit H, the following capitalized terms shall have the following meaning:

(a)                                  “PROVIDER” refers to PROVIDER and each Affiliate of PROVIDER providing Services under any MOA or PSA, as applicable.

(b)                                 “Carve-Out Resources” refers to the Hardware, Third Party Software, PROVIDER Licensed Technology, PROVIDER Employees, Third Party Agreements, and the Facility, to the extent that they are severable and identifiable, as described below.

(c)                                  “Carve-Out Conditions” means (a) any Change in Control of PROVIDER, (b) a Material Breach, (c) CUSTOMER’s becoming entitled to terminate the Agreement under Section 8.4 of the Agreement, (d) the expiration of the Initial Term, or (e) the occurrence of a PROVIDER Divestiture.

For the purposes of this provision only, a “Material Breach” shall refer to any breach or a series of breaches resulting in the termination of one or more PSAs where: (i) such breach or breaches are material and relate to Excluded Matters (other than matters involving the gross negligence of PROVIDER), (ii) CUSTOMER is entitled to recover damages from PROVIDER in excess of $2,000,000 relating to such breach or breaches, or (iii) such PSAs accounted for ten percent (10%) or more of the aggregate billings by PROVIDER to CUSTOMER and its Affiliates under all of the MOAs during the immediately preceding twelve (12) months, provided, that any dispute as to whether a matter constitutes a Material Breach shall be resolved pursuant to the dispute resolution provisions set forth in Exhibit G and any exercise of the Carve-Out Option by CUSTOMER based on any such matter shall be deferred until such dispute is resolved.

(d)                                 A “Change of Control” of PROVIDER means any (i) consolidation or merger of PROVIDER with or into another entity or entities (whether or not PROVIDER is the surviving entity), excluding any such consolidation or merger with or into GE or an Affiliate of GE, (ii) any sale or transfer by PROVIDER of fifty percent (50%) or more of its assets, excluding any such sale to GE or an Affiliate of GE, (iii) any sale, transfer or issuance or series of sales, transfers or issuances of shares or other voting securities of PROVIDER by PROVIDER or the holders thereof, as a result of which one holder, or a group of holders acting in concert (other than GE or an Affiliate of GE), acquires the voting power (under ordinary circumstances) to elect a majority of the board of directors (or similar managing group) of PROVIDER.  Notwithstanding the foregoing, no transaction of the type described in clauses (i), (ii) or (iii) shall constitute a Change of Control of PROVIDER if, as of immediately following such transaction, persons that possess the voting power (under ordinary circumstances) to elect a majority of the board of directors (or similar managing group) of PROVIDER as of immediately prior to such transaction continue to hold (directly or indirectly) such voting power.

(e)                                  “Fair Market Value” shall mean the fair market value of the Carve-Out Resources as proposed by CUSTOMER in its Carve-Out Option notice, served prior to the Notification Date, and agreed by PROVIDER. In the event of disagreement between the parties as to the fair market value of the Carve-Out Resources as specified in the Carve-Out Option notice, the parties shall appoint one (1) appraiser each and such two (2) appraisers will jointly appoint a third (3rd) appraiser within thirty (30) days of such disagreement. Within sixty (60) days of their appointment, the three (3) appraisers will each determine and certify in writing the Fair Market Value of the Carve-Out Resources consistent with the methodology described below.  The Fair Market Value shall be the average of the three (3) appraised values, which value shall be final and binding on the parties.  For the purposes of this provision, an appraiser shall be an investment banker of international repute.  Fair Market Value shall be determined by the appraisers pursuant to the methodology set forth in Schedule H-1 to this Exhibit H .

7.0                                 Terms and Conditions of Option.  If the Carve-Out Option is exercised, the parties agree to consider in good faith and agree upon commercially reasonable terms and conditions for the exercise of such option proposed by either party, including, without limitation, the terms and conditions (A) to optimize the consequences for both parties on their respective tax and regulatory positions (B) to optimize the fulfillment of the obligations of PROVIDER to its employees, or (C) to optimize the execution of the transition of the Carve-Out Resources from PROVIDER to CUSTOMER or its designee, or (D) to optimize the transaction structure, or combination of transaction structures, to minimize any adverse financial impact to either party, including, but not limited to, the consideration of joint ventures or equity ownership or asset sales or some combination thereof provided, that such optimization does not materially expand or reduce the rights of CUSTOMER relating to the Carve-Out Option.

8.0                                 Services Transfer Assistance. PROVIDER shall be obligated to provide Services Transfer Assistance to CUSTOMER until the Carve-Out is completed, but shall not be required to provide any portion of the Services provided to CUSTOMER under the MOAs after CUSTOMER has acquired from PROVIDER the Carve-Out Resources used by PROVIDER to provide such Services or to provide Services Transfer Assistance for (i) in the case of an exercise of the Carve-Out Option relating to the expiration of the Initial Term or a PROVIDER Divestiture, more than fourteen (14) months, and (ii) eighteen (18) months, in the case of an exercise of the Carve-Out Option relating to a Change of Control of PROVIDER; AND (iii) in any other case, twenty-four (24) months.

9.0                                 Payment Obligations.  Upon completion of the Carve-Out, all outstanding MOAs and PSAs shall automatically terminate.  The monetary consideration to be paid by CUSTOMER for the Carve-Out Resources upon the exercise of the Carve-Out Option shall be equal to (i) the Fair Market Value of the Carve-Out Resources if CUSTOMER exercises the Carve-out Option upon the expiration of the Initial Term, (ii) the book value and all related transition costs of the Carve-Out Resources at the time of transfer if CUSTOMER exercises the Carve-out Option following (a) a Material Breach of any MOA or PSA by PROVIDER, and (b) a Change of Control of PROVIDER or (iii) if CUSTOMER exercises the Carve-Out Option in connection with a PROVIDER Divestiture, the lesser of (y) the book value of the assets to be purchased by CUSTOMER or (z) the value of the divested operations relating to CUSTOMER implied by the consideration to be paid by the acquiror in the PROVIDER Divestiture.  The methodology for calculating book value for purposes of this paragraph is set forth in Schedule H-2 to this Exhibit H.

10.                                 Transfer of Carve-Out Resources.  The Carve-Out Resources shall be transferred to CUSTOMER as set forth below (subject to any limitations on such transfer referred to in Section 2.0, above):

(a)                                  Hardware.  “Hardware” means the hardware and other furniture, fixtures and equipment owned or leased and then currently being used by PROVIDER exclusively to perform the Services under any MOA or PSA or to support such performance. To the extent any such items are not used by PROVIDER exclusively to perform the Services, PROVIDER shall assist CUSTOMER or its designee in purchasing, leasing or otherwise obtaining the use of comparable items.

(b)                                 Third-Party Software.  If PROVIDER has licensed or purchased and is using any Software licensed from a third-party exclusively to provide or support the provision of the Services under any MOA or PSA (“Third-Party Software”), CUSTOMER may elect to take, or elect to direct to its designee, a transfer or an assignment of any and all of the licenses for such software and any attendant maintenance agreements, provided that such licenses are by their terms transferable or assignable.  To the extent any such licenses and the attendant current maintenance agreements are not used exclusively to provide Services to CUSTOMER or are not transferable or assignable by PROVIDER to CUSTOMER or its designee, PROVIDER shall assist CUSTOMER or its designee, in obtaining in the name of CUSTOMER or its designee and at the expense of CUSTOMER, a license for such software and a maintenance agreement for such software.

(c)                                  PROVIDER Employees.  CUSTOMER or its designee shall have the right to make offers of employment to any or all PROVIDER employees exclusively performing or supporting the performance of the Services (“PROVIDER Employees”). To the extent any PROVIDER Employees perform or support the performance of the Services on other than an exclusive basis (including all employees indirectly supporting the performance of the Services by providing administrative services, including legal, human resources, compliance and other services, (“Non-exclusive Employees”), PROVIDER and CUSTOMER shall use commercially reasonable efforts to allocate such Non-exclusive Employees in an equitable manner between the parties.

(d)                                 Third-Party Agreements.  “Third Party Agreements” means any third party agreements not otherwise treated in this Exhibit H, and used by PROVIDER exclusively in connection with Services being provided under any MOA or PSA, including, third party agreements for maintenance, business continuity and disaster recovery services and other necessary third party services then being used by PROVIDER to perform the Services.  To the extent any such agreements are not used by PROVIDER exclusively to provide such Services or are not transferable by PROVIDER to CUSTOMER, PROVIDER shall assist CUSTOMER in obtaining in CUSTOMER’s name, an agreement for comparable services.

(e)                                  Facilities.  PROVIDER will use commercially reasonable efforts to assist CUSTOMER in obtaining a facility comparable to the facility used by PROVIDER to provide the Services (the “Facility”).

Schedule H-1

Fair Market Value Calculation

General methods for calculation shall be: (1) a Discounted Cash Flow (DCF) analysis based on the contractual cash flows represented by the aggregate Genworth MOAs and adjusted for carve-out costs; (2) multiples of Revenue, Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and EBIT for comparable transactions at the time of carve out.  Projected net cash flow will be discounted on the basis outlined below.  The final valuation will consider market factors, making appropriate adjustments to the variables below.

1.  DCF Methodology

Cash Flows In.

Cash flows in (revenue) will be calculated using Genworth Group payments as of the valuation date and projected forward over the Initial Term and Renewal Period, taking into account any future contractual margin reductions, historical volume trends, and any known events as documented in the most recent quarterly capacity management processes.

Cash Flows Out.

Expenses will be calculated as of the valuation date using actual expenses and projected forward taking into account the following categories and trends:

(a)	C&B up 12%
(b)	FX up 6%
(c)	Facility down 4%
(d)	Technology & Telecom down 8% and 15% respectively
(e)	Direct support down 13%
(f)	Other variable down 6%
(g)	Overhead down 3%

NOTE:  Expense trends will change over time and will be re-calculated based on the prevailing trends supported by the most recent annual pricing process.

Carve Out Costs Subtracted From DCF Valuation

Carve-out costs will include one-time costs including, without limitation, legal entity set-up, transaction costs, capital investments, and the costs to replace assets and personnel required for the Genworth Group to continue the operations of its Insurance business on a stand-alone basis in substantially the same manner as immediately prior to the exercise of the Carve-Out Option, but which are not to be transferred from GECIS to Genworth at the time of the carve-out.

Term

The term shall be the initial term of the contract and the renewal term.

Discount Rates

The discount rate applied to the cash flows shall be determined to take into account the following factors:

(1) private company with a single customer.
(1) Cost of Capital of Comparable companies
(2) sufficient to generate an after tax equity return
(3) growth rate.

Final DCF Valuation.

The final DCF valuation shall take into consideration NPV of future cash flows over the Initial Term and Renewal Period and may be adjusted for any market conditions that apply to companies of similar characteristics with respect to market space, company maturity, cash flow profile and general market conditions.

2.  Multiples Valuation Methodology

The multiples valuations will be based upon the stated revenue and pre-tax earnings for the PROVIDER insurance segment servicing the Genworth Group under the MOAs in the most recent year.  Multiples will be applied from comparable transactions to the calculated EBITDA and EBIT amounts, and to the stated revenue.

Final Valuation

In case of disagreement, the final valuation shall be developed by the appraisers appointed in accordance with Section 6.0(e) of Exhibit H, taking into account the factors outlined above.

H-1-2

Schedule H-2

Book Value Calculation

General method for calculating book value shall be aggregation of transferable assets and transferable liabilities. An illustrative asset category list is included below for the purposes of describing the form analysis to be completed as of the valuation date.

Un-audited Initial Asset Value	Total
$K
Account Head
Assets
Cash & Bank Balance
Receivables	236
Accrued Revenues	2,529
Loans to Employees	241
Travel Advances	265
Security Deposit / Adv. Rent	504
Project Advances	—
Fixed Assets (Net)	6,973
Inter Company Deposits/Loans	—
Investment in Countrywide by Mauritius	—
Inter Co Balances(cost sharing)	—
Other Assets	706

Total Assets	11,455

Assets

At the time the Carve-Out Option is exercised under circumstances requiring payment of the book value of the Carve-Out Resources (a “book value carve out”), the parties will analyze each asset and evaluate its transferability to the Genworth Group in accordance with Exhibit H (i.e. those that are indentifiable and severable).  Only such Carve-Out Resources as are actually transferred shall be included in the calculation of Book Value.

Liabilities

The above calculation assumes that no liabilities (other than Carve-Out Resources) are transferred to Genworth in a book value carve out situation.  At the time of a book value carve out, Genworth and PROVIDER will evaluate the transferability of liabilities pertaining directly to the Genworth Group and may agree that such liabilities will be transferred to the Genworth Group All such transferred liabilities will be deducted from the asset values to arrive at book value to be paid to PROVIDER.

EXHIBIT I

Intellectual Property

ARTICLE I

Ownership

Section 1.01.  Ownership of Pre-Closing IP and Solely Developed IP.

As between CUSTOMER and PROVIDER (i) all Technology and Intellectual Property owned or licensed by CUSTOMER or its Affiliates or PROVIDER or its Affiliates prior to the Execution Date shall continue to be so owned or licensed after the Execution Date, (ii) all Technology and Intellectual Property acquired, developed or licensed solely by or on behalf of CUSTOMER or its Affiliates or solely by or on behalf of PROVIDER or its Affiliates after the Execution Date and used in connection with the Services provided under the Agreement and PSAs shall continue to be owned or licensed by the applicable acquiror, developer or licensee.

Section 1.02.  Ownership of Post-Closing IP Jointly-Developed - Default Rule and Modification of Default Rule.

After the Execution Date, as between CUSTOMER and PROVIDER, all Technology and Intellectual Property developed jointly by or on behalf of PROVIDER and CUSTOMER pursuant to, or in connection with, the Agreement and PSAs shall be owned by PROVIDER.  PROVIDER and CUSTOMER may agree in any PSA executed after the Execution Date that certain Technology or Intellectual Property that would otherwise be owned by PROVIDER shall be owned, as between the parties, by CUSTOMER.  This Agreement and the PSAs shall not assign any rights to Technology or Intellectual Property between the parties other than as specifically set forth herein or in a PSA.

Section 1.03.  Residual Knowledge.

Notwithstanding anything to the contrary contained in this Agreement or any PSA, PROVIDER and CUSTOMER may further develop their generalized knowledge, skills and experience, and the mere subsequent use by the parties of such knowledge, skills and experience shall not constitute a breach of this Agreement, subject to their obligations respecting CUSTOMER’s Confidential Information or PROVIDER Confidential Information, as the case may be, pursuant to the Agreement.

ARTICLE II

License Grant

Section 2.01.                         Grant from PROVIDER to CUSTOMER and its Affiliates.

(a)                                  PROVIDER hereby grants, and will cause its Affiliates to grant, to CUSTOMER and its Affiliates a non-exclusive, irrevocable, royalty-free, fully paid up,

worldwide, perpetual right and license, with no right to sublicense except as provided herein, under the PROVIDER Licensed Technology:  (i) to allow employees, directors and officers of CUSTOMER and its Affiliates to use and practice the PROVIDER Licensed Technology for internal purposes, (ii) to make, have made, use, sell, have sold, import, and otherwise commercialize Licensed Products and Services and (iii) to create Improvements in accordance with Section 2.03 of this Exhibit I.

(b)                                 Subject to paragraph (e), below, CUSTOMER and its Affiliates may grant sublicenses of the right and license granted under this Section 2.01 of this Exhibit I to an acquiror of any of the businesses, operations or assets of CUSTOMER or its Affiliates to which this Agreement relates, which acquiror executes an agreement to be bound by all obligations of CUSTOMER and its Affiliates under this Exhibit I relating to such right and license (a copy of which agreement is provided to PROVIDER).  CUSTOMER and its Affiliates may assign the right and license granted under this Section 2.01 of this Exhibit I in accordance with Section 5.01 of this Exhibit I.

(c)                                  Subject to Section 11.0 (Confidentiality) of the Agreement, CUSTOMER and its Affiliates may permit their suppliers, contractors and consultants to exercise the right and license granted to CUSTOMER and its Affiliates under this Section 2.01 of this Exhibit I on behalf of and at the direction of CUSTOMER and its Affiliates (and not solely for the benefit of such suppliers, contractors and consultants).

(d)                                 Subject to Section 11.0 (Confidentiality), CUSTOMER and its Affiliates may permit employees, directors and officers of their customers and suppliers in the ordinary course of CUSTOMER’s business (and not Persons who are customers or suppliers merely to access and use the PROVIDER Licensed Technology) to use training and productivity-enhancing Software and documentation that is subject to the right and license granted under this Section 2.01 of this Exhibit I and is for general use by customers and suppliers, provided that CUSTOMER’s or its Affiliates’ purpose in permitting such use is to benefit the business of CUSTOMER or its Affiliates, provided further that such customers and suppliers may not use any such Software and documentation in advertising, publicity or marketing activities without PROVIDER’S prior written approval, which approval will not be unreasonably withheld.

(e)                                  Notwithstanding anything in this Agreement or any PSA to the contrary, CUSTOMER and its Affiliates shall not sublicense, assign or otherwise provide to any third party (including any acquiring entity, contractor, consultant, customer or supplier of CUSTOMER or its Affiliates) any of the Technology or Intellectual Property set forth on Schedule I-1, without the prior written consent of General Electric Company, which will not be unreasonably withheld.  For the avoidance of doubt, it shall not be unreasonable to withhold such consent if any such acquiring entity, contractor, consultant, customer or supplier is a competitor of PROVIDER or its Affiliates.  The parties may mutually agree in a PSA executed after the Execution Date to amend Schedule I-1 to include additional Technology or Intellectual Property.

Section 2.02.                         Grant from CUSTOMER to PROVIDER and its Affiliates.

(a)                                  (i)                                     CUSTOMER hereby grants, and will cause its Affiliates to grant, to PROVIDER and its Affiliates a non-exclusive, royalty-free, irrevocable subject to paragraph (e) below, fully paid up, worldwide right and license, with no right to sublicense except as provided herein, under the CUSTOMER Licensed Technology:  (A) to allow employees, directors and officers of PROVIDER and its Affiliates to use and practice the CUSTOMER Licensed Technology for internal purposes, (B) to make, have made, use, sell, have sold, import, and otherwise commercialize Licensed Products and Services and (C) to create Improvements in accordance with Section 2.03 of this Exhibit I.

(ii)                                  In addition to the foregoing right and license, CUSTOMER hereby grants, and shall cause its Affiliates to grant, to PROVIDER a non-exclusive, royalty-free, fully paid up, worldwide right and license, irrevocable during the term of this Agreement and with no right to sublicense, to use all CUSTOMER Licensed Technology, trademarks, service marks, trade dress, logos and other identifiers of source owned by CUSTOMER or its Affiliates and provided to PROVIDER for the sole purpose of providing Services to CUSTOMER and its Affiliates under the Agreement and PSAs.  PROVIDER shall comply with all reasonable quality control standards and guidelines provided by CUSTOMER to PROVIDER in writing that are intended to protect the goodwill associated with such trademarks, service marks, trade dress, logos and other identifiers of source.  PROVIDER may permit its suppliers, contractors and consultants to exercise such right and license on behalf of and at the direction of PROVIDER (and not for the benefit of such suppliers, contractors and consultants), subject to the prior written consent of CUSTOMER (which shall not be required in the case of temporary employees of PROVIDER and which, otherwise, shall not be unreasonably withheld) and the receipt of any necessary regulatory approval.

(b)                                 Subject to the provisions of Section 10.0 (Assignment and Subcontracting) of the Agreement, PROVIDER and its Affiliates may grant sublicenses of the right and license granted under this Section 2.02 of this Exhibit I to an acquiror of any of the businesses, operations or assets of PROVIDER or its Affiliates to which this Agreement relates, which acquiror executes an agreement to be bound by all obligations of PROVIDER and its Affiliates under this Exhibit I relating to such right and license (a copy of which agreement is provided to CUSTOMER).  PROVIDER and its Affiliates may assign the right and license granted under this Section 2.02 of this Exhibit I in accordance with Section 5.01 of this Exhibit I.

(c)                                  Subject to the provisions of Section 11.0 (“Confidentiality”) and Section 10 (“Assignment and Subcontracting”) of the Agreement, PROVIDER and its Affiliates may permit their suppliers, contractors and consultants to exercise the right and license granted to PROVIDER and its Affiliates under this Section 2.02 of this Exhibit I on behalf of and at the direction of PROVIDER and its Affiliates (and not solely for the benefit of such suppliers, contractors and consultants).

(d)                                 Subject to the provisions of Section 11.0 (“Confidentiality”) of the Agreement, PROVIDER and its Affiliates may permit employees, directors and officers of their customers and suppliers in the ordinary course of PROVIDER’ business (and not Persons who are customers or suppliers merely to access and use the CUSTOMER Licensed Technology) to use training and productivity-enhancing Software and documentation that is subject to the right and license granted under this Section 2.02 of this Exhibit I and is for general use by customers and suppliers, provided that PROVIDER’ or its Affiliates’ purpose in permitting such use is to benefit the business of PROVIDER or its Affiliates, provided further that such customers and suppliers may not use any such Software and documentation in advertising, publicity or marketing activities without CUSTOMER’s prior written approval, which approval will not be unreasonably withheld.

(e)                                  PROVIDER, its Affiliates and their respective sub-licensees shall have no license to any CUSTOMER Licensed Technology following the expiration or termination of the Agreement or all PSAs to which such CUSTOMER Licensed Technology relates (including any termination in connection with the exercise by CUSTOMER of the Carve-Out Option), unless otherwise specifically agreed in the Agreement or any PSA.  For the avoidance of doubt, the licenses under this Section 2.02 of this Exhibit I shall continue during the provision of any Services Transfer Assistance.

Section 2.03.                         Improvements.  Improvements and all Intellectual Property rights therein made solely by or on behalf of the Licensee shall be owned by the Licensee.  Improvements jointly developed by Licensee and Licensor shall be owned by PROVIDER.  For the avoidance of doubt, (i) Licensee shall not own any Intellectual Property rights or Technology licensed to Licensee hereunder and (ii) each party may freely assign or license Improvements owned by it but shall not have the right to assign any Intellectual Property or Technology of the other party and shall only have the right to sublicense Intellectual Property or Technology of the other party as expressly set forth herein.  No rights are granted to the other party to any Improvements owned by each party, unless such Improvements are otherwise subject to the provisions of Sections 2.01 or 2.02 of this Exhibit I.

Section 2.04.                         Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under this Exhibit I are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 2.05.                         Customers.  Each party agrees that it will use reasonable efforts to not knowingly bring any legal action or proceeding against, or otherwise communicate with, any customer of the other party with respect to any alleged infringement, misappropriation or violation of any Intellectual Property of such party licensed hereunder based on such customer’s use of the other party’s products or services without first providing the other party written notice of such alleged infringement, misappropriation or violation.

Section 2.06.                         Reservation of Rights.  All rights not expressly granted by a party hereunder are reserved by such party.  Without limiting the generality of the foregoing, the parties expressly acknowledge that nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any licenses other than the licenses expressly set forth in this Article II.  The licenses granted in Sections 2.01 and 2.02 of this Exhibit I are subject to, and limited by, any and all licenses, rights, limitations and restrictions with respect to, as applicable, the PROVIDER Licensed Technology and the CUSTOMER Licensed Technology previously granted to or otherwise obtained by any third party that are in effect as of the Execution Date.

Section 2.07.                         Delivery of Software.

(a)                                  Either party may request one (1) copy of Software or other electronic or written documentation (“Electronic Materials”) that (i) is subject to the license granted to such requesting party under this Article II and (ii) has not already been provided to the requesting party since the Execution Date.  The delivering party shall make available or deliver to the requesting party a copy of any such Software or Electronic Materials that are in existence at the time of such request.

(b)                                 All Software and Electronic Materials required to be made available to or delivered to a Licensee pursuant to Section 2.07(a) of this Exhibit I will be delivered by the Licensor to the Licensee electronically, or with the assistance of the Licensor, downloaded by the Licensee from the Internet, provided that the Licensee complies with all reasonable security measures implemented by the Licensor.

Section 2.08.                         Liability for Acts of Permitted Users and Sublicensees.

Each Licensee shall be liable to the Licensor for the acts and omissions of the Licensee’s sublicensees and other persons permitted to use any Intellectual Property or Technology of the Licensor in accordance with this Article II as though such persons were licensees thereunder.

ARTICLE III

Covenants

Section 3.01.                         Ownership.  No party shall represent that it has any ownership interest in any Intellectual Property or Technology of the other party licensed hereunder.

Section 3.02.                         Prosecution and Maintenance.  Each party retains the sole right to protect at its sole discretion the Intellectual Property and Technology owned by such party, including, without limitation, deciding whether to file and prosecute applications to register patents, copyrights and mask work rights included in such Intellectual Property, whether to abandon prosecution of such applications, and whether to discontinue payment of any maintenance or renewal fees with respect to any patents included in such Intellectual Property.

Section 3.03.                         Third Party Infringements, Misappropriations, Violations.

(a)                                  Subject to any confidentiality restrictions that would prevent such disclosure, each party shall promptly notify the other party in writing of any actual or possible infringements, misappropriations or other violations of the Technology or Intellectual Property of the other party being licensed hereunder by a third party that come to such party’s attention, as well as the identity of such third party or alleged third party and any evidence of such infringement, misappropriation or other violation within such party’s custody or control.  The other party shall have the sole right to determine at its sole discretion whether any action shall be taken in response to such infringements, misappropriations or other violations.

(b)                                 Subject to any confidentiality restrictions that would prevent such disclosure, each party shall promptly notify the other party in writing upon learning of the existence or possible existence of rights held by any third party that may be infringed, misappropriated or otherwise violated by the use or practice of the Technology or Intellectual Property of the other party (or any element or portion thereof) licensed hereunder, as well as the identity of such third party and any evidence relating to such purported infringement, misappropriation or other violation within such party’s custody or control.  Such party shall cooperate fully with the other party to avoid infringing, misappropriating or violating any third party intellectual property rights, and shall discontinue all use and practice of such Technology or Intellectual Property that is the subject of such purported infringement, misappropriation or other violation upon the reasonable request of the other party.

(c)                                  Subject to any confidentiality restrictions that would prevent such disclosure, each party shall promptly notify the other party in writing upon learning of the existence or possible existence of rights held by any third party that may be infringed, misappropriated or otherwise violated by the use or practice of the Technology or Intellectual Property (or any element or portion thereof) licensed to the other party hereunder, as well as the identity of such third party.  The other party shall cooperate fully with such party to avoid infringing, misappropriating or violating any third party intellectual property rights, and shall discontinue all use and practice of such Technology or Intellectual Property that is the subject of such purported infringement, misappropriation or other violation upon the reasonable request of such party, and shall provide such party any evidence relating to such purported infringement, misappropriation or other violation within the other party’s custody or control.

Section 3.04.                         Patent Marking.  Each party acknowledges and agrees that it will comply with all reasonable requests of the other party relative to patent markings required to comply with or obtain the benefit of statutory notice or other provisions.

ARTICLE IV

No Termination

Notwithstanding anything to the contrary contained herein or in the Agreement, but subject to Section 2.02(e) of this Exhibit I, the terms and conditions of this Exhibit I may only be terminated upon the mutual written agreement of the parties.  In the event of a breach of the terms or conditions of this Exhibit I, the sole and exclusive remedy of the non-breaching party shall be to recover monetary damages and/or to obtain injunctive or equitable relief as otherwise provided in the Agreement.

ARTICLE V

General Provisions

Section 5.01.                         Assignment.

(a)                                  The rights and duties under this Exhibit I shall not be assignable or delegable, in whole or in part, by any party hereto to any third party, including, without limitation, Affiliates of any party, without the prior written consent of the other party hereto and any necessary regulatory approval, and any attempted assignment or delegation without such consent shall be null and void.  Notwithstanding the foregoing, the rights and duties under this Exhibit I may be assigned by any party as follows without obtaining the prior written consent of the other party hereto:

(i)                                     PROVIDER, in its sole discretion, may assign any or all of its rights under this Exhibit I, and may delegate any or all of its duties under this Exhibit I to any Affiliate of PROVIDER at any time, which expressly accepts such assignment in writing and assumes, as applicable, any such obligations, provided that PROVIDER shall continue to remain liable for the performance by such assignee;

(ii)                                  CUSTOMER, in its sole discretion, may assign any or all of its rights under this Exhibit I, and may delegate any or all of its duties under this Exhibit I to any Affiliate of CUSTOMER at any time, which expressly accepts such assignment in writing and assumes, as applicable, any such obligations, provided that CUSTOMER shall continue to remain liable for the performance by such assignee; and

(iii)                               Subject to Section 2.01(e) of this Exhibit I, each party may assign any or all of its rights, or delegate any or all of its duties, under this Exhibit I to (i) an acquiror of all or substantially all of the equity or assets of the business of such party to which this Agreement relates or (ii) the surviving entity in any merger, consolidation, equity exchange or reorganization involving such party, provided that such acquiror or surviving entity, as the case may be, executes an agreement to be bound by all the obligations of such party under this Exhibit I (a copy of which agreement is provided to the other party).

(b)                                 If a party requests the written consent of the other party to any assignment of this Agreement, the other party agrees to negotiate in good faith with such party regarding such consent.  The terms and conditions of this Exhibit I shall also be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto.  All license rights and covenants contained herein shall run with all Intellectual Property of any party licensed hereunder and shall be binding on any successors in interest or assigns thereof.

Section 5.02.                         Warranty and Disclaimer.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR IN ANY PSA, BUT SUBJECT TO THE INDEMNITIES CONTAINED IN SECTION 12 OF THE AGREEMENT, THE INTELLECTUAL PROPERTY AND TECHNOLOGY LICENSED BY EACH PARTY TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT IS FURNISHED “AS IS”, WITH

ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUALITY, USEFULNESS, COMMERCIAL UTILITY, ADEQUACY, COMPLIANCE WITH ANY LAW, DOMESTIC OR FOREIGN AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

Section 5.03.                         Assumption of Risk.

(a)                                  Except as provided in Section 15.1(f)of the Agreement or any PSA entered into after the Execution Date, CUSTOMER, on behalf of itself and its Affiliates, hereby assumes all risk and liability in connection with their use of the PROVIDER Licensed Technology.

(b)                                 Except as provided in Section 12.2 of the Agreement or any PSA executed after the Execution Date, PROVIDER, on behalf of itself and its Affiliates, hereby assumes all risk and liability in connection with their use of the CUSTOMER Licensed Technology.

Section 5.04.                         Amendment by PSA.  The parties may agree in any PSA to amend the terms and conditions of the licenses granted under this Exhibit I.

Schedule I-1

Restricted Intellectual Property

	Name of Restricted Intellectual Property Innovation	US Business alignment and COE	Brief Notes
1	Migration Toolkit	GECIS
2	Multi Collinearity Macro	GEFA -ACOE	Macro uses advanced features of SAS. This basically performs the data diagnostics before the modeling process begins.
3	Reconciliation Reporting tool	GEFA -FCOE	Used across GECIS Finance processes -has the capability to capture information at item level (open items for purpose of reconciliation).

EXHIBIT J

Business Associate Addendum

I.                                         Purpose.

In order to disclose certain information to PROVIDER under this Addendum, some of which may constitute Protected Health Information (“PHI”) (defined below), CUSTOMER and PROVIDER mutually agree to comply with the terms of this Addendum for the purpose of satisfying the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing privacy regulations at 45 C.F.R. Parts 160-164 (“HIPAA Privacy Rule”).  These provisions shall apply to PROVIDER to the extent that PROVIDER is considered a “Business Associate” under the HIPAA Privacy Rule and all references in this section to Business Associates shall refer to PROVIDER.  Capitalized terms not otherwise defined herein shall have the meaning assigned in the Agreement.  Notwithstanding anything else to the contrary in the Agreement, in the event of a conflict between this Addendum and the Agreement, the terms of this Addendum shall prevail.

II.                                     Permitted Uses and Disclosures.

A.                                   Business Associate agrees to use or disclose Protected Health Information (“PHI”) that it creates for or receives from CUSTOMER or any other member of the Genworth Group only as follows.  The capitalized term “Protected Health Information or PHI” has the meaning set forth in 45 C.F.R. Section 164.501, as amended from time to time.  Generally, this term means individually identifiable health information including, without limitation, all information, data and materials, including without limitation, demographic, medical and financial information, that relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past present, or future payment for the provision of health care to an individual; and that identifies the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual.  This definition shall include any demographic information concerning members and participants in, and applicants for, health benefit plans of the Genworth Group.  All other terms used in this Addendum shall have the meanings set forth in the applicable definitions under the HIPAA Privacy Rule.

B.                                     Functions and Activities on Company’s Behalf.  Business Associate is permitted to use and disclose PHI it creates for or receives from the Genworth Group only for the purposes described in this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum, or as required by law, or following receipt of prior written approval from members of the Genworth Group for which the relevant PHI was created or from which the relevant PHI was received.  In addition to these specific requirements below, Business Associate may use or disclose PHI only in a manner that would not violate the HIPAA Privacy Rule if done by the applicable members of the Genworth Group.

C.                                     Business Associate’s Operations.  Business Associate is permitted by this Agreement to use PHI it creates for or receives from the Genworth Group: (i) if such use is reasonably necessary for Business Associate’s proper management and administration; and (ii) as reasonably necessary to carry out Business Associate’s legal responsibilities. Business Associate is permitted to disclose PHI it creates for or receives from the Genworth Group for the purposes identified in this Section only if the following conditions are met:

(1)                                  The disclosure is required by law; or

(2)                                  The disclosure is reasonably necessary to Business Associate’s proper management and administration, and Business Associate obtains reasonable assurances in writing from any person or organization to which Business Associate will disclose such PHI that the person or organization will:

a.                                       Hold such PHI as confidential and use or further disclose it only for the purpose for which Business Associate disclosed it to the person or organization or as required by law; and

b.                                      Notify Business Associate (who will in turn promptly notify the members of the Genworth Group for which the relevant PHI was created or from which the relevant PHI was received) of any instance of which the person or organization becomes aware in which the confidentiality of such PHI was breached.

D.                                    Minimum Necessary Standard.  In performing the functions and activities on behalf of the Genworth Group pursuant to the Agreement, Business Associate agrees to use, disclose or request only the minimum necessary PHI to accomplish the purpose of the use, disclosure or request.  Business Associate must have in place policies and procedures that limit the PHI disclosed to meet this minimum necessary standard.

E.                                      Prohibition on Unauthorized Use or Disclosure.  Business Associate will neither use nor disclose PHI it creates or receives for or from the Genworth Group, or from another business associate of the Genworth Group, except as permitted or required by this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum, or as required by law, or following receipt of prior written approval from members of the Genworth Group for which the relevant PHI was created or from which the relevant PHI was received.

F.                                      De-identification of Information.  Business Associate agrees neither to de-identify PHI it creates for or receives from the Genworth Group or from another business associate of the Genworth Group, nor use or disclose such de-identified PHI, unless such de-identification is expressly permitted under the terms and conditions of this Addendum or the Agreement and related to the Genworth Group’s activities for purposes of “treatment”, “payment” or “health care operations”, as those terms are defined under the HIPAA Privacy Rule.  De-identification of PHI, other than as expressly permitted under the terms and conditions of the Addendum for Business Associate to perform services for the Genworth Group, is not a permitted use of PHI under this Addendum.  Business Associate further agrees that it will not create a “Limited Data Set” as defined by the HIPAA Privacy Rule using PHI it creates or receives, or receives from another business associate of the Genworth Group, nor use or disclose such Limited Data Set unless: (i) such creation, use or disclosure is expressly permitted under the terms and conditions of this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum; and such creation, use or disclosure is for services provided by Business Associate that relate to the Genworth Group’s activities for purposes of “treatment”, “payment” or “health care operations”, as those terms are defined under the HIPAA Privacy Rule.

G.                                     Information Safeguards.  Business Associate will develop, document, implement, maintain and use appropriate administrative, technical and physical safeguards to preserve the integrity and confidentiality of and to prevent non-permitted use or disclosure of PHI created for or received from the Genworth Group.  These safeguards must be appropriate to the size and complexity of Business Associate’s operations and the nature and scope of its activities.  Business Associate agrees that these safeguards will meet any applicable requirements set forth by the U.S. Department of Health and Human Services, including (as of the effective date or as of the compliance date, whichever is applicable) any requirements set forth in the final HIPAA security regulations.  Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate resulting from a use or disclosure of PHI by Business Associate in violation of the requirements of this Addendum.

III.                                 Conducting Standard Transactions.  In the course of performing services for the Genworth Group, to the extent that Business Associate will conduct Standard Transactions for or on behalf of the Genworth Group, Business Associate will comply, and will require any subcontractor or agent involved with the conduct of such Standard Transactions to comply, with each applicable requirement of 45 C.F.R. Part 162.  “Standard Transaction(s)” shall mean a transaction that complies with the standards set forth at 45 C.F.R. parts 160 and 162.  Further, Business Associate will not enter into, or permit its subcontractors or agents to enter into, any trading partner agreement in connection with the conduct of Standard Transactions for or on behalf of the Genworth Group that:

a.                                       Changes the definition, data condition, or use of a data element or segment in a Standard Transaction;

b.                                      Adds any data element or segment to the maximum defined data set;

c.                                       Uses any code or data element that is marked “not used” in the Standard Transaction’s implementation specification or is not in the Standard Transaction’s implementation specification; or

d.                                      Changes the meaning or intent of the Standard Transaction’s implementation specification.

IV.                                 Sub-Contractors, Agents or Other Representatives.  Business Associate will require any of its subcontractors, agents or other representatives to which Business Associate is permitted by this Addendum or the Agreement (or is otherwise given by the applicable member of the Genworth Group’s prior written approval) to disclose any of the PHI Business Associate creates or receives for or from the Genworth Group, to provide reasonable assurances in writing that subcontractor or agent will comply with the same restrictions and conditions that apply to the Business Associate under the terms and conditions of this Addendum with respect to such PHI.

IV                                    Protected Health Information Access, Amendment and Disclosure Accounting.

A.                                   Access.  Business Associate will promptly upon the request of a member of the Genworth Group make available to such member, or, such members, or, at the direction of the applicable member of the Genworth Group, to the individual (or the individual’s personal representative) for inspection and obtaining copies any PHI about the individual which Business Associate created for or received from the Genworth Group and that is in Business Associate’s custody or control, so that the Genworth Group may meet its access obligations under 45 Code of Federal Regulations § 164.524.

B.                                     Amendment.  Upon the request of a member of the Genworth Group, Business Associate will promptly amend or permit such member access to amend any portion of the PHI which Business Associate created for or received from such member of the Genworth Group, and incorporate any amendments to such PHI, so that the members of the Genworth Group may meet their amendment obligations under 45 Code of Federal Regulations § 164.526.

C.                                     Disclosure Accounting.  So that the members of the Genworth Group may meet their disclosure accounting obligations under 45 Code of Federal Regulations § 164.528:

1.                                       Disclosure Tracking.  Business Associate will record for each disclosure, not excepted from disclosure accounting under Section V.C.2 below, that Business Associate makes to the Genworth Group of PHI that Business Associate creates for or receives from the Genworth Group, (i) the disclosure date, (ii) the name and member or other policy identification number of the person about whom the disclosure is made, (iii) the name and (if known) address of the person or entity to whom Business Associate made the disclosure, (iv) a brief description of the PHI disclosed, and (v) a brief statement of the purpose of the disclosure (items i-v, collectively, the “disclosure information”).  For repetitive disclosures Business Associate makes to the same person or entity (including the Genworth Group) for a single purpose, Business Associate may provide a) the disclosure information for the first of these repetitive disclosures, (b) the frequency, periodicity or number of these repetitive disclosures and (c) the date of the last of these repetitive disclosures.  Business Associate will make this disclosure information available to the Genworth Group promptly upon the Genworth Group’s request.

2.                                       Exceptions from Disclosure Tracking.  Business Associate need not record disclosure information or otherwise account for disclosures of PHI that this Addendum or the applicable member of the Genworth Group in writing permits or requires (i) for the purpose of treatment activities of the Genworth Group’s payment activities, or health care operations, (ii) to the individual who is the subject of the PHI disclosed or to that individual’s personal representative; (iii) to persons involved in that individual’s health care or payment for health care; (iv) for notification for disaster relief purposes, (v) for national security or intelligence purposes, (vi) to law enforcement officials or correctional institutions regarding inmates; or (vii) pursuant to an authorization; (viii) for disclosures of certain PHI made as part of a Limited Data Set; (ix) for certain incidental disclosures that may occur where reasonable safeguards have been implemented; and (x) for disclosures prior to April 14, 2003.

3.                                       Disclosure Tracking Time Periods.  Business Associate must have available for the Genworth Group the disclosure information required by this section for the 6 years preceding their request for the disclosure information (except Business Associate need have no disclosure information for disclosures occurring before April 14, 2003).

VI.                                 Additional Business Associate Provisions.

A.                                   Reporting of Breach of Privacy Obligations.  Business Associate will provide written notice to the members of the Genworth Group for which the relevant PHI was created or from which the relevant PHI was received of any use or disclosure of PHI that is neither permitted by this Addendum nor given prior written approval by the applicable member of the Genworth Group promptly after Business Associate learns of such non-permitted use or disclosure.  Business Associate’s report will at least:

(i)                                     Identify the nature of the non-permitted use or disclosure;

(ii)                                  Identify the PHI used or disclosed;

(iii)                               Identify who made the non-permitted use or received the non-permitted disclosure;

(iv)                              Identify what corrective action Business Associate took or will take to prevent further non-permitted uses or disclosures;

(v)                                 Identify what Business Associate did or will do to mitigate any deleterious effect of the non-permitted use or disclosure; and

(vi)                              Provide such other information, including a written report, as the applicable member of the Genworth Group may reasonably request.

B.                                     Amendment.  Upon the effective date of any final regulation or amendment to final regulations promulgated by the U.S. Department of Health and Human Services with respect to PHI, including, but not limited to the HIPAA privacy and security regulations, this Addendum and the Agreement will automatically be amended so that the obligations they impose on Business Associate remain in compliance with these regulations.

In addition, to the extent that new state or federal law requires changes to Business Associate’s obligations under this Addendum, this Addendum shall automatically be amended to include such additional obligations, upon notice by any member of the Genworth Group to Business Associate of such obligations.  Business Associate’s continued performance of services under the Agreement shall be deemed acceptance of these additional obligations.

C.                                     Audit and Review of Policies and Procedures.  Business Associate agrees to provide, upon request by any member of the Genworth Group, access to and copies of any policies and procedures developed or utilized by Business Associate regarding the protection of PHI.  Business Associate agrees to provide, upon such request, access to Business Associate’s internal practices, books, and records, as they relate to Business Associate’s services, duties and obligations set forth in this Addendum and the Agreement(s) under which Business Associate provides services and / or products to or on behalf of the Genworth Group, for purposes of their review of such internal practices, books, and records.

EXHIBIT K

Change Control Procedure

PURPOSE:  Establish an efficient and effective means to control updates, modifications and other changes to the Agreement, including, without limitation, the scope of the Services, Dedicated FTEs, Performance Standards, Charges, Exhibits, Schedules and PSAs.

PROCESS:  Consistent with the Agreement, the following process shall be followed to originate, process and maintain control over Change Order Requests and Change Orders under the Agreement.

A.                                   Either PROVIDER or CUSTOMER may identify and submit for consideration a proposed change to the Agreement.

B.                                     All requests for changes shall be submitted in writing to the Account Executives designated by PROVIDER and CUSTOMER.  The following areas should be clearly addressed in each Change Order Request:

1.                                       Origination;

2.                                       Clear statement of requested change;

3.                                       Rationale for change;

4.                                       Impact of requested change in terms of operations, cost, schedule and compliance with the matters referred to in Section 19.0 of this Agreement;

5.                                       Effect of change if accepted;

6.                                       Effect of rejection of change;

7.                                       Recommended level of priority;

8.                                       Date final action is required; and

9.                                       Areas for signature by the approval authorities of each party.

C.                                     The Account Executives shall review all Change Order Requests, determine whether to recommend the Change Order Request be accepted or rejected by the parties and forward the Change Order Request, their individual recommendations and the basis for their recommendations to PROVIDER and CUSTOMER for a final decision.

D.                                    The Account Executives will be responsible for the final approval of all Change Order Requests.

E.                                      The Account Executives will be responsible for the implementation of all Change Orders approved pursuant to Change Order Requests, including the coordination of the preparation and execution by the parties of addendums to the Agreement and/or its associated Exhibits to incorporate each requested and agreed change into the Agreement, as applicable.

F.                                      No Change Order or change shall be effective or binding upon the parties to the Agreement until an addendum to the Agreement and/or its associated Exhibits , as applicable, incorporating such change into the Agreement and/or its associated Exhibits has been executed by PROVIDER and CUSTOMER.

G.                                     Requests for changes shall use the format provided below:

K-2

CHANGE ORDER REQUEST FORM

CHANGE ORDER REQUEST NUMBER:

ORIGINATOR:

REQUESTED CHANGE:

RATIONALE FOR CHANGE:

EFFECT OF CHANGE ACCEPTANCE:

IMPACT OF CHANGE REJECTION:

PRIORITY:

DATE FINAL ACTION ON CHANGE ORDER IS REQUIRED:

DISPOSITION OF REQUEST:

CHANGE ORDER NUMBER:

[Note:  Attach any documents, comments or notes that explain, describe or otherwise support the Change Order Request.]

APPROVED	APPROVED
REJECTED	REJECTED
REJECTED WITH	REJECTED WITH
COMMENT	COMMENT

Approved as of:

CUSTOMER Account Executive	PROVIDER Account Executive

EXHIBIT L

PSAs and Base Costs

Original MOA: Master Outsourcing Agreement between First Colony Life Insurance Company and GE Capital International Services dated April 26, 2000.

The following PSAs are governed by this Agreement:

FTE Rates
PSA PPC ID No.	PSA & Amendments Index No.	Y(0) Base Cost per FTE (2003)	Y(0) Baseline Charges per FTE (2003)	New Charges per FTE for Initial Contract Year (2004)
FCL – 1244-01	F23, F23.1	**	**	**
FCL –1244-02	F23, F23.1	**	**	**
FCL –1272-01	F-27	**	**	**
FCL –1734-01	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL –1737-01	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL – 1738-01	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL– 1759-01	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL – 1759-02	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL –1967-90	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL – 1969-01	F-21	**	**	**
FCL – 1975-01	F-14	**	**	**
FCL – 1977-90	F-10, F10.1, F10.2, F10.3	**	**	**
FCL – 1981-01	F6, F6.1	**	**	**
FCL – 1981-02	F-6, F-6.1	**	**	**
FCL – 1984-01	F-7, F-37	**	**	**
FCL – 1985-01	F-10, F10.1, F10.2, F10.3	**	**	**
FCL – 1987-01	F-27	**	**	**
FCL – 2182-01	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL – 2246-01	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL – 2306-01	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL – 2491-01	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL – 2764-01	F-10, F-10.1, F-10.2, F-10.3	**	**	**
FCL –2924-01	F-42	**	**	**

FCL – 3066-01	F-23, F-23.1	**	**	**
FCL – 3145-01	F-43	**	**	**
FCL – 3111301	F-25, F-25.1, F-25.2	**	**	**
FCL - 3111501	F-25, F-25.1, F-25.2	**	**	**
FCL - 3111701	F-25, F-25.1, F-25.2	**	**	**
FCL -3112801	F-25, F-25.1, F-25.2	**	**	**
FCL – 3380-01	F-10.3	**	**	**
FCL-1964-01	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL-1963-01	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL-1959-90	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL-1737-01	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL-1960-01	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL-1962-01	PSAs: F28, F28.1, DOS: F42	**	**	**
FCL-1152-99	PSAs: F33, DOS: F40	**	**	**

L-2